Exhibit 99.7

LOAN AGREEMENT

Dated as of April 24, 2007

Between

MAGUIRE PROPERTIES - 1920 MAIN PLAZA, LLC,

and

MAGUIRE PROPERTIES - 2010 MAIN PLAZA, LLC

as Co-Borrowers

and

COLUMN FINANCIAL, INC.,
as Lender

Loan Amount $160,678,388.00
1910, 1920, 1970 and 2000 Main Street
Irvine, California 92614

and

2010 Main Street
Irvine, California 92614

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of April 24, 2007 (as amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, this "Agreement"), between COLUMN FINANCIAL, INC., a Delaware corporation having an address at 11 Madison Avenue, New York, New York  10010 (collectively with its successors and assigns, "Lender"), and MAGUIRE PROPERTIES - 1920 MAIN PLAZA LLC, (the "1920 Main Borrower"); and MAGUIRE PROPERTIES - 2010 MAIN PLAZA LLC, (the "2010 Main Borrower"; the Main Borrower and the 2010 Main Borrower are individually a "Borrower" and are collectively and jointly and severally the "Borrowers"), each a Delaware limited liability company, having its principal place of business and chief executive office at 1733 Ocean Avenue, Suite 400, Santa Monica, California  90401 ("Borrower").

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.           DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1                                Definitions .  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

"1920 Main Borrower" shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

"1920 Main Property" shall mean each parcel of real property, the Improvements thereon and all personal property owned by the 1920 Main Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in granting clause of the Mortgage and referred to therein as the "Property".

"2010 Main Borrower" shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

"2010 Main Property" shall mean each parcel of real property, the Improvements thereon and all personal property owned by the 2010 Main Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in granting clause of the Mortgage and referred to therein as the "Property".

"Acceptable Appraisal" shall mean an appraisal (i) executed and delivered to Lender by a qualified MAI appraiser having no direct or indirect interest in the Property or any loan secured in whole or in part thereby and whose compensation is not affected by the approval or disapproval of such appraisal by Lender; (ii) addressed to Lender and its successors and assigns; (iii) satisfying the requirements of the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and Title XI of the Federal Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date of such calculation, with respect to such appraisal and the appraiser making such appraisal; and (iv) otherwise satisfactory to Lender in all respects.  Lender approves CBRE and Joseph J. Blake and Associates as the appraisers.

"Accounts" shall mean the Lockbox Account, the Cash Management Account, the Tax and Insurance Escrow Account, the Renovation Reserve Account, the Rollover Reserve Account, the Repair Reserve Account, and any other account established pursuant to this Agreement, the Cash Management Agreement or the other Loan Documents.

"Acquired Property" shall have the meaning set forth in Section 5.1.11(g)(i).

"Acquired Property Statements" shall have the meaning set forth in Section 5.1.11(g)(i).

"Additional Insolvency Opinion" shall have the meaning set forth in Section 4.1.30(c) hereof.

"Affiliate" shall mean, as to any Person, any other Person that (i) is in Control of, is Controlled by or is under common Control with such Person, and/or (ii) is a director, officer or employee of such Person or of an Affiliate of such Person, and/or (iii) is the spouse, issue or parent or officer of such Person or of an Affiliate of such Person.

"Affiliated Loans" shall mean a loan made by Lender to an Affiliate of Borrower or any Guarantor.

"Affiliated Manager" shall mean any Manager in which Borrower, Guarantor, or any Affiliate of Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

"ALTA" shall mean American Land Title Association, or any successor thereto.

"Annual Budget" shall mean the operating budget for each Property, including all planned Capital Expenditures, for such Property prepared by the applicable Borrower for the applicable Fiscal Year or other period.

"Applicable Interest Rate" shall mean a rate of 5.51468% per annum, subject to increase in accordance with Section 3.2 hereof.

"Appraised Value" shall mean the appraised value of the Property as set forth in an Acceptable Appraisal.

"Approved Annual Budget" shall have the meaning set forth in Section 5.1.11(d) hereof.

"Assignment of Contracts" shall mean that certain Assignment of Contracts, Licenses and Permits, dated as of the date hereof, from Borrowers, as assignor, to Lender as assignee, assigning to Lender all of Borrowers' right, title and interest in and to the Contracts, Licenses and Permits, as security for the Loan, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

"Assignment of Leases" shall mean, (collectively, (a) that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the 1920 Main Borrower, as assignor, to Lender, as assignee, assigning to Lender all of the 1920 Main Borrower's right, title and interest in and to the Leases and Rents with respect to the 1920 Main Property as security for the Loan, as the same may be amended, restated, replaced, supplemented, renewed, extended and (b) that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the 2010 Main Borrower, as assignor, to Lender, as assignee, assigning to Lender all of the 2010 Main Borrower's right, title and interest in and to the Leases and Rents with respect to the 2010 Main Property as security for the Loan, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

"Assignment of Management Agreement" shall mean that, collectively, (a) that certain Consent and Agreement of Manager, dated as of the date hereof, among Lender, 2010 Main Borrower and Manager, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time and (b) that, certain Consent and Agreement of Manager, dated as of the date hereof, among Lender, the 2010 Main Borrower, and Manager, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

"Award" shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any portion of either Property.

"Bankruptcy Action" shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of such Person's assets; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

"Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C. § 101 etseq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditor's rights or any other Federal or state bankruptcy or insolvency law.

"Basic Carrying Costs" shall mean, for any period, the sum of the following costs:  (a) Taxes, (b) Insurance Premiums and (c) Other Charges.

"Borrower" shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

"Business Day" shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

"Capital Expenditures" shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

"Cash Expenses" shall mean, for any period, the Operating Expenses for the operation of the Property as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred by Borrower minus any payments into the Tax and Insurance Escrow Fund.

"Cash Management Account" shall have the meaning set forth in Section 2.7.2(a) hereof.

"Cash Management Agreement" shall mean that certain Cash Management Agreement, dated as of the date hereof, by and between Borrowers and Lender, and acknowledged by Manager, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

"Casualty" shall have the meaning set forth in Section 6.2 hereof.

"Casualty Consultant" shall have the meaning set forth in Section 6.4(b)(iii) hereof.

"Casualty Retainage" shall have the meaning set forth in Section 6.4(b)(iv) hereof.

"Closing Date" shall mean the date of the funding of the Loan.

"Code" shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

"Condemnation" shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of either Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting either Property or any part thereof.

"Condemnation Proceeds" shall have the meaning set forth in Section 6.4(b) hereof.

"Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  "Controlled" and "Controlling" shall have correlative meanings.

"Covered Disclosure Information" shall have the meaning set forth in Section 9.2 (b) hereof.

"Credit Suisse" shall mean Credit Suisse Securities (USA) LLC and its successors in interest.

"Debt" shall mean the Outstanding Principal Balance set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, if applicable, the Required Yield Maintenance) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage and the other Loan Documents.

"Debt Service" shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note.

"Debt Service Coverage Ratio" shall mean a ratio for the applicable period in which (except as expressly provided otherwise in this Agreement):

(a)           the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; and

(b)           the denominator is the aggregate amount of principal and interest due and payable on the Loan for such period.

"Default" shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

"Default Rate" shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Applicable Interest Rate.

"Defeasance Collateral" shall have the meaning set forth in Section 2.5.1(b).

"Defeasance Date" shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

"Defeasance Eligible Investments" means obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, the ownership of which will not cause Lender to be an "investment company" under the Investment Company Act of 1940, as amended, as evidenced by an opinion of counsel reasonably acceptable to Lender, and which qualify under §1.860G-2(a)(8) of the United States Treasury regulations.  All such obligations or securities shall mature or be redeemable, or provide for payments of interest thereon on or prior to the Business Day preceding the date principal and interest payments are scheduled to be paid under the Note.

"Defeasance Event" shall have the meaning set forth in Section 2.5.1(a) hereof.

"Defeasance Lockout Date" shall mean the earlier to occur of (a) the date that is two (2) years from the "startup day" within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust, and (b) the first Payment Date following the third anniversary of the Closing Date.

"Disclosure Document" shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

"Discount Rate" shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semi-annually.

"Eligibility Requirements" shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $750,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity of $300,000,000 and (ii) is regularly engaged in the business of owning and operating commercial real estate properties of the type and size comparable to the Property as reasonably determined by Lender.

"Eligible Account" shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

"Eligible Institution" shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least "A-1+" by

S&P, "P-1" by Moody's and "F-1+" by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "AA" by Fitch and S&P and "Aa2" by Moody's).

"Environmental Indemnity" shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrowers and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

"Environmental Laws" shall have the meaning ascribed to such term in the Environmental Indemnity.

"Equipment" shall have the meaning set forth in the granting clause of the Mortgage.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" shall have the meaning set forth in Section 8.1(a) hereof.

"Excess Cash Flow" shall have the meaning set forth in Section 2.7.2(b) hereof.

"Exchange Act" shall have the meaning set forth in Section 9.2(a) hereof.

"Exchange Act Filing" shall have the meaning set forth in Section 5.1.11(i) hereof.

"Extraordinary Expense" shall have the meaning set forth in Section 5.1.11(e) hereof.

"Fiscal Year" shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

"Fitch" shall mean Fitch, Inc.

"GAAP" shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

"Governmental Authority" shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

"Gross Income from Operations" shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature but excluding Rents from month-to-month tenants (unless such tenants have been in occupancy for twelve or more consecutive months) or tenants that are included in any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrowers to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and any disbursements to Borrowers from the Tax and Insurance Escrow Fund, the Rollover Reserve Fund, or any other escrow fund established by the Loan Documents.

"Guarantor" shall mean Maguire Properties, L.P., a Maryland limited partnership.

"Guaranty" shall mean that certain Guaranty, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Improvements" shall have the meaning set forth in the granting clause of the Mortgage.

"Indebtedness" shall mean, for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

"Indemnified Person" shall have the meaning set forth in Section 9.2(b) hereof.

"Indemnifying Person" shall mean each of Borrower and Guarantor.

"Independent Director" or "Independent Manager" shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years:  (a) a stockholder, director or manager (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, manager, contractor, attorney or counsel of the Principal, either Borrower or any Affiliate of either of them; (b) a customer, creditor, contractor, supplier or other person who derives any of its purchases or revenues from its activities with the Principal, either Borrower or any Affiliate of either of them; (c) a Person controlling, controlled by or under common control with any such stockholder, director, officer, partner, member, manager, contractor, customer, creditor, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, contractor, customer, creditor, supplier or other Person.  As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

"Insolvency Opinion" shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

"Institutional Investor" shall mean:

(A)            a real estate investment trust, bank, investment bank, insurance company, pension plan, pension fund or pension advisory firm or mutual fund, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)            an investment company, money management firm or "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)            an institution substantially similar to any of the foregoing entities described in clauses (A) or (B) that satisfies the Eligibility Requirements;

(D)            any entity Controlled by any of the entities described in clauses (A) or (C) above;

(E)            an investment fund, limited liability company, limited partnership or general partnership where an entity that is otherwise an Institutional Investor under clauses (A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly by one or more entities that are otherwise Institutional Investors under clauses (A), (B), (C) or (D) of this definition;

(F)            a Person (i) with a long-term unsecured debt rating from each of the Rating Agencies rating the Securities of at least "investment grade" that (ii) owns, controls or operates, with its Affiliates, office buildings totaling at least 4,000,000 square feet of gross leasable area (exclusive of the Property), has with its Affiliates a net worth, as of a date no more than three (3) months prior to the date of such Transfer, of at least $300 million, and immediately prior to such Transfer, controls with its Affiliates real estate assets of at least $750 million; or

(G)            Robert F. Maguire III or a Person Controlled by Robert F. Maguire III, provided that at the time of such transfer, Robert F. Maguire III has a net worth in accordance with GAAP of at least $200 million.

"Insurance Premiums" shall have the meaning set forth in Section 6.1(b) hereof.

"Insurance Proceeds" shall have the meaning set forth in Section 6.4(b) hereof.

"Lease" shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in either Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, letting, license, concession or other agreement entered into in connection with such lease, sublease, subsublease, letting, license, concession or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

"Legal Requirements" shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting either Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting either Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to either Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

"Lender" shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

"Liabilities" shall have the meaning set forth in Section 9.2(b) hereof.

"Licenses" shall have the meaning set forth in Section 4.1.22 hereof.

"Lien" shall mean any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting either Borrower, either Property, any portion of either Property or any interest in either of the Properties, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens and encumbrances.

"Loan" shall mean the loan made by Lender to Borrowers pursuant to this Agreement.

"Loan Documents" shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Assignment of Contracts, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Lockbox Bank Agreement and all other documents executed and/or delivered in connection with the Loan, in each case as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

"Loan to Value Ratio" shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt and the denominator is equal to the appraised value of the Property as determined by Lender in its reasonable discretion.

"Lockbox Account" shall have the meaning set forth in Section 2.7.1(a) hereof.

"Lockbox Account Agreement" shall mean that certain Lockbox Account Agreement, dated as if the date hereof, by and by and among Borrower, Lender and the Lockbox Bank, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

"Lockbox Bank" shall mean Bank of the West, or any successor or permitted assigns thereof.

"Major Lease" shall have the meaning set forth in Section 5.1.20 hereof.

"Management Agreement" shall mean each of the management agreements entered into by and between the Borrowers and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement.

"Manager" shall mean Maguire Properties, L.P., a Maryland limited partnership, or any of its Affiliates, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

"Maturity Date" shall mean May 10, 2017, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

"Maximum Legal Rate" shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

"Mezzanine Borrower" shall have the meaning set forth in Section 9.1.2 hereof.

"Mezzanine Loan" shall have the meaning set forth in Section 9.1.2 hereof.

"Monthly Debt Service Payment Amount" shall mean the amount of the interest-only payment due on each Payment Date, as set forth on Schedule V hereto, as the same may be revised in accordance with Section 2.4.2 hereof.

"Moody's" shall mean Moody's Investors Service, Inc.

"Mortgage" shall mean, individually or collectively, (a) that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by the 1920 Main Borrower as security for the Loan and encumbering the 1920 Main Property, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time and (b) that certain first priority Deed of Trust, Assignment of Leases and Rents, Security

Agreement and Fixture Filing, dated the date hereof, executed and delivered by the 2010 Main Borrower as security for the Loan and encumbering the 2010 Main Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Net Cash Flow" shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

"Net Cash Flow Schedule" shall have the meaning set forth in Section 5.1.11(b) hereof.

"Net Operating Income" shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

"Net Proceeds" shall have the meaning set forth in Section 6.4(b) hereof.

"Net Proceeds Deficiency" shall have the meaning set forth in Section 6.4(b)(vi) hereof.

"NSHE" shall mean National Safe Harbor Exchanges, a California corporation.

"Note" shall mean that certain Promissory Note of even date herewith in the principal amount of ONE HUNDRED SIXTY MILLION SIX HUNDRED SEVENTY-EIGHT THOUSAND THREE HUNDRED AND EIGHTY-EIGHTY AND NO/100 DOLLARS ($160,678,388.00), made by Borrowers in favor of Lender, as the same may be amended, consolidated, severed, restated, replaced, supplemented, extended, renewed or otherwise modified from time to time.

"O&M Program" shall have the meaning set forth in Section 5.1.23 hereof.

"O&M Agreement" shall mean that certain Operations and Maintenance Agreement, dated as of the date hereof, between Borrowers and Lender.

"OFAC List" means the list of specially designed nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list or any other United States of America or foreign government or regulatory list issued after September 11, 2001.

"Obligations" shall mean any and all debt, liabilities and obligations of Borrower to Lender pursuant to or in connection with the Loan, whether now or hereafter existing, including, without limiting the generality of the foregoing, the indebtedness evidenced by the Note, all interest accruing thereon, and any and all debt, liabilities and obligations of Borrower under the Loan Documents.

"Offering Document Date" shall have the meaning set forth in Section 5.1.11(g)(iv) hereof.

"Officer's Certificate" shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the managing member of Borrower.

"Operating Expenses" shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary non-capitalized repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Tax and Insurance Escrow Fund, the Rollover Reserve Fund, the Replacement Reserve Fund, and any other reserves required under the Loan Documents.

"Other Charges" shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

"Outstanding Principal Balance" shall mean, as of any date, the outstanding principal balance of the Loan.

"Payment Date" shall mean the eleventh (11th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

"Permitted Encumbrances" shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) Leases on the rent roll attached hereto as Schedule II and Leases entered into after the date hereof in accordance with the provisions of this Agreement, and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender's sole discretion.

"Permitted Investments" shall have the meaning set forth in the Cash Management Agreement.

"Permitted Transferee" shall mean, either (a) an entity that Maguire Properties, Inc. controls (subject only to customary reservations of rights in favor of other partners or members to approve the sale and/or refinancing of all or substantially all of the entity's assets and other major decisions) and directly or indirectly owns at least a 51% interest in, or (b) a corporation, partnership or limited liability company (i) that is an experienced operator and/or owner of office properties of similar size, type and income as either Property, as evidenced by financial statements and other information reasonably requested by Lender, and is, or has retained, a Qualified Manager, (ii) is not controlled by any Person that has been a debtor in any

Bankruptcy Action in the past ten (10) years or has ever been convicted of fraud or any crimes with respect to securities or banking laws, and (iii) (A) is an Institutional Investor or (B) is otherwise acceptable to Lender in Lender's reasonable discretion (provided, however, with respect to (iii)(B), in connection with such determination, Lender may require a Rating Agency Confirmation.)

"Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Personal Property" shall have the meaning set forth in the granting clause of the Mortgage.

"Physical Conditions Report" shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of each Property, satisfactory in form and substance to Lender in its sole discretion.  Lender hereby approves EMG as a provider of the Physical Conditions Report and any environmental and seismic reports relating to each of the Properties.

"Policies" shall have the meaning specified in Section 6.1(b) hereof.

"Prepayment Date" shall mean the date upon which a prepayment is to occur.

"Prepayment Release Date" shall mean February 10, 2017.

"Prescribed Laws" shall mean, collectively, as each may be amended, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

"Principal" shall mean Maguire Properties TRS Holdings, Inc., a Maryland corporation.

"Prohibited Person" shall mean a person or persons holding interests in either Borrower, Principal or Guarantor (the "Subject Interests") in breach of any restriction imposed by such company's organizational documents and, any other person to whom a Transfer to, or holding by, such person of the Subject Interests would:  (a) result in either Borrower, Principal, or Guarantor being in breach of any law or requirement of any country or governmental authority in any jurisdiction, whether on its own or in conjunction with any other relevant circumstances; (b) cause either Borrower, Principal, or Guarantor to be required to be registered under any statute, law or regulation, whether as an investment company, collective investment program or trust scheme, or to become subject to any other or more burdensome governmental regulation not previously applicable to any of them; or (c) cause either Borrowers, Principal, or Guarantor to be required to apply for registration or comply with any registration requirements in respect of the

Subject Interests or other ownership interests in such Borrowers, Principal, or Guarantor, whether in the United States of America or in any other jurisdiction.  A "Prohibited Person" shall also be any (1) person or entity who is on the OFAC List; a "designated national," "specially designated national," "specially designated terrorist," "specially designated global terrorist," "foreign terrorist organization," or "blocked person" within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the "Government of Sudan," the "Government of Iran," and the "Government of Libya," and the "Government of Cuba," and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of "Government of Iraq"), any person on the U.S. Department of Defense 55-person Watch List and any person identified by the United Nations 661 Committee pursuant to paragraphs 19 and 23 of the United Nations Security Council Resolution 1483, adopted May 22, 2003, (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder:  the Trading with the Enemy Act, 50 U.S.C. app. § § 1 etseq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, § § 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. § § 1601 etseq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. § § 1701 etseq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. § § 1901 etseq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. § § 6001 etseq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § § 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

"Property" and "Properties" shall mean, individually, each of the 1920 Main Property and the 2010 Main Property and, collectively, the 1920 Main Property and the 2010 Main Property, as applicable

"Provided Information" shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to either Property, either Borrower, Principal, Guarantor and/or Manager.

"Qualified Exchange Accommodation Agreement" shall have the meaning set forth in Section 3.1.6 hereof.

"Qualified Manager" shall mean either (a) Manager or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) which (i) is a reputable management company having at least five (5) years' experience in the management of commercial properties with similar uses as the Property, and in the jurisdictions in which the Properties are located, (ii) at the time of its engagement and has, for at least five (5) years prior to its engagement as property manager, managed at least five (5) properties of the same property type as the Property, (iii) is not the subject of a bankruptcy or similar insolvency, (iv) Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (v) if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

"Rating Agencies" shall mean each of S&P, Moody's and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

"Rating Agency Confirmation" shall mean, at any time after a Securitization, a written confirmation from each applicable Rating Agency that has rated the Securities that the action or actions in question will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

"Regulation AB" shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

"Related Loan" shall mean a loan to an Affiliate of either Borrower or secured by a Related Property, that is included in a Securitization with the Loan.

"REMIC Trust" shall mean a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code that holds the Note.

"Rents" shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, timber to be cut, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of either Borrower or its agents or employees from any and all sources arising from or attributable to either Property, and proceeds, if any, from business interruption or other loss of income insurance.

"Replacement Reserve Account" shall have the meaning set forth in Section 7.3.1 hereof.

"Replacement Reserve Fund" shall have the meaning set forth in Section 7.3.1 hereof.

"Replacement Reserve Monthly Deposit" shall mean $9,715.00.

"Replacement Management Agreement" shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrowers obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrowers and such Qualified Manager at Borrowers' expense.

"Replacements" shall have the meaning set forth in Section 7.3.1 hereof.

"Required Yield Maintenance" shall mean an amount equal to the greater of (A) the present value as of the Prepayment Date of the remaining scheduled payments of principal and interest with respect to the principal amount of the Loan being prepaid from the Prepayment Date through the Prepayment Release Date (assuming a principal payment is made on the Prepayment Release Date equal to the principal amount of the Loan being prepaid on the Prepayment Date) determined by discounting such payments at the Discount Rate less the amount of principal being prepaid or (B) one percent (1%) of the principal amount being prepaid.

"Reserve Funds" shall mean, collectively, the Tax and Insurance Escrow Fund, the Rollover Reserve Fund, the Replacement Reserve Fund and any other escrow fund established pursuant to the Loan Documents.

"Restoration" shall mean the repair and restoration of the applicable Property after a Casualty or Condemnation affecting such Property as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation (subject to such alterations as may be required by any Governmental Authority), with such alterations as may be reasonably approved by Lender.

"Restricted Party" shall mean, collectively each of (a) either Borrower, Principal, Guarantor and any Affiliated Manager, and (b) any shareholder, general partner, member, non-member manager, direct or indirect legal or beneficial owner of, either Borrower, Principal, Guarantor, any Affiliated Manager or any non-member manager; provided, however, that the term "Restricted Party" shall not include any limited partner of Principal, Guarantor or any Affiliated Manager, or any shareholders of Maguire Properties, Inc., or any person owning direct or indirect interests in or through such limited partners or shareholders, provided that there is no change in control of Guarantor or any Affiliated Manager.

"Rollover Reserve Account" shall have the meaning set forth in Section 7.4.1 hereof.

"Rollover Reserve Cap" shall have the meaning set forth in Section 7.4.1 hereof.

"Rollover Reserve Fund" shall have the meaning set forth in Section 7.4.1 hereof.

"Rollover Reserve Monthly Deposit" shall mean after the second anniversary of the Closing Date on each Payment Date $36,430.00.

"S&P" shall mean Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.

"Sale or Pledge" shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

"Scheduled Defeasance Payments" shall have the meaning set forth in Section 2.5.1(b) hereof.

"Securities" shall have the meaning set forth in Section 9.1 hereof.

"Securities Act" shall have the meaning set forth in Section 9.2(a) hereof.

"Securitization" shall have the meaning set forth in Section 9.1 hereof.

"Security Agreement" shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.

"Servicer" shall have the meaning set forth in Section 9.5 hereof.

"Servicing Agreement" shall have the meaning set forth in Section 9.5 hereof.

"Severed Loan Documents" shall have the meaning set forth in Section 8.2(b) hereof.

"Significant Obligor" shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

"Special Purpose Entity" shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof:

(a)           is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the applicable Property, entering into this Agreement with Lender, refinancing such Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of the limited partnership that owns such Property or member of the limited liability company that owns such Property;

(b)           is not engaged and will not engage in any business unrelated to (i) the acquisition, development, ownership, management or operation of the applicable Property, or (ii) acting as general partner of the limited partnership that owns such Property acting as a member of the limited liability company that owns such Property, as applicable;

(c)           does not have and will not have any assets other than those related to the applicable Property or its partnership interest in the limited partnership or the membership interest in the limited liability company that owns such Property or acts as the general partner or managing member thereof, as applicable;

(d)           has not engaged, sought or consented to and, to the fullest extent permitted by law, will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e)           if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f)           if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote;

(g)           if such entity is a limited liability company with more than one member, has at least one Independent Manager that is (i) a member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company, (ii) a Special Purpose entity that is not a member, or (iii) a natural person;

(h)           if such entity is a limited liability company with only one member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two (2) Independent Managers shall have participated in such vote and (iii) at least one springing member that will become the non-managing member of such entity upon the dissolution of the existing non-managing member;

(i)           if such entity is (i) a limited liability company, has an operating agreement, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not:  (A)  to the fullest extent permitted by law, dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of Borrower (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (D) without the affirmative vote of two (2) Independent

Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j)           is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the forgoing shall not require its partners, members or shareholders, as applicable, to make any additional capital contributions;

(k)           has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l)           has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, if any, except to the extent that it is required to file consolidated tax returns by law;

(m)           has maintained and will maintain its own records, books, resolutions and agreements;

(n)           other than as provided in the Cash Management Agreement, (i) has not commingled and will not commingle its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(o)           has held and will hold its assets in its own name;

(p)           has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of either Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Borrower;

(q)           has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r)           has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations; provided, however, the forgoing shall not require its partners, members or shareholders, as applicable, to make any additional capital contributions;

(s)           has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t)           has and will have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of either Borrower (including, without limitation, liabilities under capital leases), in amounts in an aggregate amount for both Borrowers not to exceed four percent (4%) of the principal balance of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(u)           has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v)           has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w)           has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x)           maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name.  The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity's agent;

(y)           except or otherwise permitted by the Loan Documents, has not pledged and will not pledge its assets for the benefit of any other Person;

(z)           has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of either Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Borrower;

(aa)           has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb)           has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc)           has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd)           has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party and (B) in connection with this Agreement;

(ee)           has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff)           if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg)           does not and will not have any of its obligations guaranteed by any Affiliate, except as contemplated by this Agreement; and

(hh)           has complied and will comply with all of the terms and provisions contained in its organizational documents.  The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

"Standard Statements" shall have the meaning set forth in Section 5.1.11(g)(i) hereof.

"State" shall mean the State or Commonwealth in which the Property or any part thereof is located.

"Successor Borrower" shall have the meaning set forth in Section 2.5.3 hereof.

"Survey" shall mean a survey of each of the Properties prepared pursuant to the requirements contained in Section 4.1.27 hereof.

"Sweep Event" shall mean any Event of Default.

"Tax and Insurance Escrow Fund" shall have the meaning set forth in Section 7.2 hereof.

"Taxes" shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, vault charges, now or hereafter levied or assessed or imposed against the Property or part thereof.

"Threshold Amount" shall have the meaning set forth in Section 5.1.21 hereof.

"Title Company" shall have the meaning First American Title Insurance Company.

"Title Insurance Policy" shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the Lien of the Mortgage.

"Traded Entity" shall have the meaning set forth in Section 5.2.10(d) hereof.

"Transfer" shall have the meaning set forth in Section 5.2.10(b) hereof.

"Treasury Rate" shall mean, as of the Prepayment Date, the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15 Selected Interest Rates rounded to the nearest one-thousandth of one percent (0.001%) (the "Release") under the heading "U.S. government securities", and the subheading "Treasury constant maturities" for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date.  In the event the Release is no longer published, Lender shall select a comparable publication to determine the Treasury Rate in its reasonable discretion.  Lender shall not be obligated to accept any prepayment of the principal balance of the Note unless it is accompanied by the prepayment consideration due in connection therewith.

"UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

"U.S. Obligations" shall mean (i) non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) to the extent acceptable to the Rating Agencies, other "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

Section 1.2                                Principles of Construction .  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word "including" shall mean "including, without limitation" unless the context shall indicate otherwise.  Unless otherwise specified, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.           GENERAL TERMS

Section 2.1                                Loan Commitment; Disbursement to Borrowers .

2.1.1               Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrowers hereby agrees to accept the Loan on the Closing Date.

2.1.2               Single Disbursement to Borrowers.  Borrowers may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3               The Note, Mortgage and Loan Documents.  The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4               Use of Proceeds.  Borrowers shall use the proceeds of the Loan to (a) acquire the Properties and/or repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrowers.

Section 2.2                                Interest Rate .

2.2.1               Interest Rate.  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to and including the Maturity Date at the Applicable Interest Rate.

2.2.2               Intentionally Omitted.

2.2.3               Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.4               Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.5               Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the

Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3                                Loan Payment .

2.3.1               Payment Before Maturity Date.  Borrowers shall pay to Lender (a) on the first Payment Date following the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to but not including such Payment Date (unless such Closing Date is the eleventh (11th) day of the month, in which case no such interest only payment shall be due), and (b) on each Payment Date thereafter up to and including the Maturity Date, Borrowers shall make a payment to Lender of interest only in an amount equal to the Monthly Debt Service Payment Amount.

2.3.2               Intentionally Omitted.

2.3.3               Payments Generally.  The first interest accrual period hereunder shall commence on and include the Closing Date and end on May 10, 2007.  Each interest accrual period thereafter shall commence on the eleventh (11th) day of each calendar month during the term of the Loan and shall end on and include the tenth (10th) day of the next occurring calendar month.  For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date.  All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.4               Payment on Maturity Date.  Borrowers shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.5               Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents is not paid by Borrowers by the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.6               Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 5:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender's office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4                                Prepayments .

2.4.1               Voluntary Prepayments.  Except as otherwise provided herein, Borrowers shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.  Notwithstanding the foregoing, on any Payment Date, Borrowers may, at their option and upon thirty (30) days' prior notice to Lender, prepay the Debt in whole or in part; provided that such prepayment is accompanied by (a) all interest accrued on the amount of the Loan through and including the last day of the interest period related to such Payment Date, (b) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to all of Lender's costs and expenses (including reasonable attorney's fees and disbursements) incurred by Lender in connection with such prepayment; and (c) the applicable Required Yield Maintenance; provided, however, notwithstanding any contrary provisions set forth herein, no Required Yield Maintenance shall be applicable to any prepayment made after the Prepayment Release Date.  Lender shall not be obligated to accept any prepayment of the Debt under this Section 2.4.1 unless it is accompanied by the applicable Required Yield Maintenance due in connection therewith.

2.4.2               Mandatory Prepayments.  On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrowers for the Restoration, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds.  Other than following an uncured Event of Default, no Required Yield Maintenance shall be due in connection with any prepayment made pursuant to this Section 2.4.2.  Following an Event of Default, and for so long as such Event of Default continues, any prepayment shall be applied to payments of principal of the Loan and other amounts due under the Loan Documents in such order and priority as Lender may determine in its sole discretion.  Upon a prepayment under this Section 2.4.2, the Monthly Debt Service Payment Amount shall be recomputed at the Applicable Interest Rate and the outstanding principal balance of the Loan remaining following such prepayment.  Lender's determination of such recalculated payment shall be binding and conclusive on Borrowers, absent manifest error.

2.4.3               Prepayments After Default.  If following an Event of Default that is continuing, payment of all or any part of the Debt is tendered by Borrowers or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to the sum of (i) one percent (1%) of the Outstanding Principal Balance of the Loan to be prepaid or satisfied, and (ii) the Required Yield Maintenance that would be required if a Defeasance Event had occurred in an amount equal to the Outstanding Principal Balance of the Loan to be prepaid or satisfied.

Section 2.5                                Defeasance .

2.5.1               Voluntary Defeasance.

(a)         Provided no Event of Default shall then exist and so long as the Defeasance Lockout Date has occurred, Borrowers shall have the right at any time, on any Payment Date occurring after the Defeasance Lockout Date, to voluntarily defease the Loan in whole (but not in part) by and upon satisfaction of the following conditions (such event being a "Defeasance Event"):

(i)           Borrowers shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the "Defeasance Date") on which the Defeasance Event shall occur;

(ii)           Borrowers shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date;

(iii)           Borrowers shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iv)           Borrowers shall deliver to Lender the Defeasance Collateral, together with any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the defeasance;

(v)           Intentionally omitted.

(vi)           Borrowers shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Collateral in accordance with the provisions of this Section 2.5 (the "Security Agreement");

(vii)           Borrowers shall deliver an opinion of counsel for Borrowers that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrowers have legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to the Note to the Successor Borrower and such obligations, rights and duties are enforceable against such Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Collateral and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(viii)                      Borrowers shall deliver confirmation in writing from the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding.  If required by the applicable Rating Agencies, Borrowers shall also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;

(ix)           Borrowers shall deliver an Officer's Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(x)           Borrowers shall deliver an agreed-upon procedures letter from Borrower's independent certified public accountant confirming that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi)           Borrowers shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xii)           Borrowers shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.6.1 hereof, (B) reasonable attorneys' fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies, and (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance.

(b)         In connection with a Defeasance Event, Borrowers shall purchase and deliver to Lender Defeasance Eligible Investments which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note and in amounts equal to the scheduled payments due on such Payment Dates under this Agreement and the Note (including, without limitation, scheduled payments of principal (including principal at maturity), interest, servicing fees (if any), and any other amounts due under the Loan Documents on such dates) and assuming such Note is prepaid in full on the Prepayment Release Date (the "Scheduled Defeasance Payments").  The Defeasance Eligible Investments described in the preceding sentence are sometimes referred to herein as the "Defeasance Collateral."  Borrowers (or Successor Borrower), pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Defeasance Collateral may be made directly to the Cash Management Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrowers (or Successor Borrower) under this Agreement and the Note.  In the event and to the extent that the payments received from the Defeasance Collateral exceed the obligations of Borrowers (or Successor Borrower) under this Agreement and the Note, such excess shall be remitted to Borrowers (or Successor Borrower).

2.5.2               Collateral.  Each of the Defeasance Eligible Investments that are part of the Defeasance Collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3               Successor Borrower.  (a)  In connection with a Defeasance Event, Borrowers may at their option, or if so required by the applicable Rating Agencies shall, establish or designate a successor entity (the "Successor Borrower") which shall be a single purpose bankruptcy remote entity with one (1) Independent Director approved by the Rating Agencies, and Borrowers shall transfer and assign all obligations, rights and duties under and to the Note, together with the Defeasance Collateral to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrowers shall be relieved of their obligations under the Loan Documents, and Guarantor will be relieved of its obligations under the Guaranty and the Environmental Indemnity, in each case except to the extent of their respective obligations that survive repayment of the Loan.  Borrowers shall pay at least $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement.  Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable to Lender upon a transfer of the Note in accordance with this Section 2.5.3, but Borrowers shall pay all costs and expenses incurred by Lender, including Lender's reasonable attorneys' fees and expenses and any fees and expenses of any Rating Agencies, incurred in connection therewith.

(b)            Borrowers shall transfer and assign to Successor Borrower all rights, duties and obligations under the Note and the Mortgage arising from and after the Defeasance Date pursuant to an assignment and assumption agreement in form and substance satisfactory to a prudent lender.  As a condition to such assignment and assumption, Successor Borrower shall deliver to Lender one or more opinions of counsel in form and substance and delivered by counsel satisfactory to a prudent lender stating among other things, (i) that such assignment and assumption agreement and related documents are enforceable against Successor

Borrower in accordance with their respective terms, (ii) Successor Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation, (iii) Successor Borrower has the power and authority to execute the assumption documents and perform its obligations thereunder, and (iv) if required by Lender or the Rating Agencies, a non-consolidation opinion.  Borrowers shall pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation).

Section 2.6                                Release of Property .  Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.

2.6.1               Release upon Defeasance.

(a)         If Borrowers have elected to defease the entire Loan and the requirements of Section 2.5 and this Section 2.6.1 have been satisfied, the Properties shall be released from the Lien of the Mortgage and the Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.

(b)         In connection with the release of the Mortgage, Borrowers shall submit to Lender, not less than five (5) business days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for the Properties for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which the Properties are located and that would be satisfactory to a prudent lender.  In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release.

2.6.2               Release on Payment in Full.  Lender shall, upon the written request and at the expense of Borrowers, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage.

2.6.3               Release Parcels.  Borrower shall have the right, exercisable from time to time, to obtain a release of either 1920 Main Property or 2010 Main Property from the Lien of the Mortgage and the release of Borrower’s obligations under the Loan Documents with respect to such Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a)           No Event of Default shall have occurred and be continuing;

(b)           Borrower shall have given Lender at least thirty (30) days prior written notice of the date on which the release is expected to occur (the date on which the release occurs is referred to herein as the "Release Date" which date shall be a Payment Date);

(c)           Borrower shall have paid, or caused to be paid, to Lender (i) an amount equal to 105% of the allocated loan amount relating to the applicable parcel as set forth on

Schedule VI, attached hereto and incorporated herein, and which amount shall be applied as a prepayment of the Debt in accordance with Section 2.4.1, together with (ii) the Required Yield Maintenance applicable to such prepayment;

(d)           Borrower shall have paid all costs associated with the release of the applicable Property, including escrow costs, recording fees, and Lender's actual out-of-pocket attorneys fees and costs incurred in connection with preparing, reviewing, processing and delivering the Release;

(e)           All accrued and unpaid interest and any unpaid or unreimbursed amounts due in respect of the Loan and any other sum then due hereunder or under any of the other Loan Documents shall have been paid in full or shall have been arranged to be paid in full contemporaneously with the Release;

(f)           In the event the Release Date is not a Payment Date, Borrower shall pay to Lender, in addition to all other amounts required to be paid pursuant to this Section 2.6.3, the amount of interest that would have been due and payable if prepayment of the Permitted Prepayment Amount were being made on the next succeeding Payment Date;

(g)           Borrower shall have executed all other documentation Lender reasonably requires to be delivered by Borrower reasonably related to such partial release, including, if requested by Lender, a reaffirmation of any guaranties or indemnities related to the Loan, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);  provided, however, that such other documentation shall not diminish the rights or increase the obligations of Borrower under the Loan Documents; and

(h)           The Debt Service Coverage Ratio for the Property that will remain subject to the Lien of the Mortgage after giving effect to such release shall be equal to or greater than the Debt Service Coverage Ratio for the Properties immediately prior to such release; provided, however, if the Debt Service Coverage Ratio for the Properties immediately prior to such release is greater than 1.35:1.00, then the Debt Service Coverage Ratio for the Property that remains subject to the Lien of the Mortgage after such release shall not be less than 1.20:1.00.

(a)         Permitted Prepayment Amount and Prepayment Premium.  In order to satisfy the condition set forth in Sections 2.6.3(c), Borrower shall have the right to make a partial repayment of the Loan in an amount equal to, but not greater than, the amounts required to be prepaid in order to satisfy such condition (the "Permitted Prepayment Amount") together with the Required Yield Maintenance applicable to the Permitted Prepayment Amount.

Section 2.7                                Cash Management .

2.7.1               Lockbox Account.

(a)         Borrower shall establish and maintain a segregated Eligible Account (the "Lockbox Account") with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender.  The Lockbox Account established by the 1920 Main Borrower shall be entitled "Maguire Properties - 1920 Main Plaza, LLC Lockbox Account - Column Financial, Inc., as Mortgagee"  The Lockbox Account established by the 2010 Main Borrower shall be entitled "Maguire Properties - 2010 Main Plaza, LLC Lockbox Account - Column Financial, Inc., as Mortgagee."  Each Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, authorizing and filing UCC-1 financing statements and continuations thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrowers.

(b)         Each Borrower shall, or shall cause Manager to, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account.  Each Borrower shall, and shall cause Manager to, deposit all amounts received by such Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt.

(c)         Each Borrower, Lender and Lockbox Bank shall enter into a Lockbox Agreement pursuant to which Lockbox Bank will agree to transfer to an account designated by Borrowers in accordance with Borrowers' instructions from time to time in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account; provided, however, such agreement shall provide that, at such time as Lender shall have advised Lockbox Bank that a Sweep Event has occurred, Lockbox Bank is authorized to transfer all amounts on deposit in the Lockbox Account to the Cash Management Account once every Business Day throughout the term of the Loan.

2.7.2               Cash Management Account.

(a)         Borrowers shall establish and maintain a segregated Eligible Account (the "Cash Management Account") to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender.  The Cash Management Account shall be entitled "Column Financial, Inc., as Lender, pursuant to Loan Agreement dated as of April 24, 2007 – Cash Management Account."  Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, authorizing and filing UCC-1 financing statements and continuations thereof.  Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)         Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:

(i)           First, payments to the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 7.2 hereof;

(ii)           Second, payment of the Monthly Debt Service Payment Amount;

(iii)           Third, payments to the Rollover Reserve Fund in accordance with the terms and conditions hereof, if applicable;

(iv)           Fourth, payment to the Replacement Reserve Fund in accordance with the terms and conditions hereof, if applicable;

(v)           Fifth, payment to Lender of any other amounts then due and payable under the Loan Documents (other than Accrued Interest);

(vi)           Lastly, payment of any excess amounts ("Excess Cash Flow") to Borrower.

(c)         The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrowers from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d)         All funds on deposit in the Cash Management Account following the occurrence, and during the continuation, of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

2.7.3               Payments Received Under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrowers' obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts due for the Tax and Insurance Escrow Fund, Rollover Reserve Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

III.           CONDITIONS PRECEDENT

Section 3.1                                Conditions Precedent to Closing .  Except as otherwise set forth herein, the obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1               Representations and Warranties; Compliance with Conditions.  The representations and warranties of Borrowers contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrowers shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2               Loan Agreement and Note.  Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3               Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a)         Mortgage, Assignment of Leases.  Lender shall have received from Borrowers fully executed and acknowledged counterparts of the Mortgage and the Assignment of Leases and evidence that counterparts of the Mortgage and Assignment of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the Properties, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  Lender shall have also received from Borrowers fully executed counterparts of the other Loan Documents.

(b)         Title Insurance.  Lender shall have received a Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender.  Such Title Insurance Policy shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the Mortgage creates a valid lien on the Properties encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured.  The Title Insurance Policy shall be assignable.  Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid.

(c)         Survey.  Lender shall have received a current Survey, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999.  The Survey shall reflect the same legal description contained in the Title Insurance Policy and shall include, among other things, a metes and bounds description of the real property comprising part of the Properties reasonably satisfactory to Lender.  The surveyor's seal shall be affixed to the Survey and the surveyor shall provide a certification for the Survey in form and substance acceptable to Lender.

(d)         Insurance.  Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e)         Environmental Reports.  Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of the Properties, satisfactory in form and substance to Lender.

(f)         Zoning.  Lender shall have received (A) letters or other evidence with respect to the Properties from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, and (B) an ALTA 3.1 zoning endorsement for the Title Insurance Policy, each in substance reasonably satisfactory to Lender.

(g)         Encumbrances.  Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to the Mortgage, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

(h)         Public Records Searches.  Lender shall have received UCC, bankruptcy, judgment lien, pending litigation, bankruptcy and state and federal tax lien public records searches for each Borrower, Principal, Manager and Guarantor reasonably satisfactory to Lender.

3.1.4               Related Documents.  Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5               Delivery of Organizational Documents.  Borrowers shall deliver or cause to be delivered to Lender copies certified by Borrowers of all organizational documentation related to Borrowers and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6               Opinions of Borrowers' Counsel.  Lender shall have received opinions from Borrowers' counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require (including without limitation opinions with respect to the bankruptcy-remoteness of a single member Delaware limited liability company), all such opinions in form, scope and substance satisfactory to Lender and Lender's counsel in their sole discretion.  In addition to the foregoing, each Borrower shall deliver into the escrow arrangement established with Title Company to facilitate the transfer of the membership interest in such Borrower from NSHE to Principal pursuant to an exchange accommodation agreement in form attached as Schedule VII  (the "Qualified Exchange Accommodation Agreement") the following opinions: (a) an Additional Insolvency Opinion in form and substance reasonably satisfactory to Lender and the Rating Agencies, if facts or circumstances stated or assumed in the Insolvency Opinion have changed so that the facts stated and/or assumptions made therein are no longer correct, and (b) a formation, authority, execution and delivery opinion as to Guarantor.

3.1.7               Budgets.  Each Borrower shall have delivered and Lender shall have approved, the annual budget for the current Fiscal Year.

3.1.8               Basic Carrying Costs.  Borrower shall have paid all Basic Carrying Costs relating to the Properties which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.

3.1.9               Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10               Payments.  All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11               Tenant Estoppels.  Subject to Section 3.2 herein, Lender shall have received copies of all executed tenant estoppel letters, received by Borrowers in connection with the acquisition of the Properties.

3.1.12               Transaction Costs.  Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the reasonable, out-of-pocket fees and costs of Lender's counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

3.1.13               Material Adverse Change.  There shall have been no material adverse change in the financial condition or business condition of either Borrower or either Property since the date of the most recent financial statements delivered to Lender.  The income and expenses of the Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change.  Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.14               Leases and Rent Roll.  Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender.  Lender shall have received a current certified rent roll of the Property, reasonably satisfactory in form and substance to Lender, attached hereto as Schedule II.

3.1.15               Subordination and Attornment.  Each Borrower shall, prior to the Closing Date and following the Closing Date, use commercially reasonable efforts to provide Lender with appropriate instruments of subordination, non-disturbance and attornment in a form reasonably acceptable to Lender (each, an "SNDA") from each tenant under a Major Lease; provided however that notwithstanding any contrary provision set forth herein, the failure of Borrowers to provide Lender with SNDA's from each tenant under a Major Lease prior to the Closing Date, shall in no way be considered a condition precedent to Lender's obligation to make the Loan.

3.1.16               Tax Lot.  Lender shall have received evidence that each of the Properties constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

3.1.17               Physical Conditions Reports.  Lender shall have received a Physical Conditions Reports, which report shall be reasonably satisfactory in form and substance to Lender.

3.1.18               Management Agreement.  Lender shall have received a copy of the Management Agreement which shall be satisfactory in form and substance to Lender.

3.1.19               Appraisal.  Lender shall have received the Acceptable Appraisal of each Property.

3.1.20               Financial Statements.  Lender shall have received a balance sheet with respect to each Property for the two most recent Fiscal Years and statements of income and statements of cash flows with respect to each Property for the three most recent Fiscal Years, each in form and substance reasonably satisfactory to Lender, to the extent provided to Borrower by Borrower's seller.

3.1.21               Further Documents.  Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

3.1.22               Exchange Escrow Agreement.  Borrower shall cause the Exchange Escrow Agreement and Exchange Documents (as such term is defined therein) to be delivered to Title Company as the escrow agent on or before the Closing Date, and shall cause the transfer of the membership interests in Borrower from NSHE to Principal to take place pursuant to the documents placed in escrow in accordance with the terms and provisions of the Exchange Escrow Agreement (including the delivery of all remaining documents described in Section III thereof) within 180 days of the date hereof.  The Borrower agrees to take such further actions and execute any other documents reasonably required by Lender to implement the transfer of the membership interest in Borrower to Principal in accordance with the provisions of this Agreement.

Section 3.2                                Future Deliverables .  No later than sixty (60) days after the Closing Date (the "60th Day") Borrowers shall have delivered to Lender with respect to the applicable Properties:

(a)         Tenant Estoppels.  Lender shall have received an executed tenant estoppel letter, which shall be in form and substance reasonably satisfactory to Lender and not disclosing any breaches of the representations made by each Borrower in Section 4.1.26 or elsewhere in the Loan Documents (each an "Acceptable Tenant Estoppel Letter" and collectively "Acceptable Tenant Estoppel Letters"), from tenants leasing not less than sixty-five percent (65%) of the leased square footage of the applicable Property as of the Closing Date.  If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 65% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased in accordance with the following calculation:

(i)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 65% but greater than or equal to 60% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased by one hundredth of one percent (0.01%).

(ii)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 60% but greater than or equal to 55% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased by two hundredths of one percent (0.02%).

(iii)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 55% but greater than or equal to 50% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased by three hundredths of one percent (0.03%).

(iv)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 50% but greater than or equal to 45% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased by four hundredths of one percent (0.04%).

(v)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 45% but greater than or equal to 40% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased by five hundredths of one percent (0.05%).

(vi)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 40% but greater than or equal to 35% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased by six hundredths of one percent (0.06%).

(vii)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 35% but greater than or equal to 30% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased by seven hundredths of one percent (0.07%).

(viii)                      If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 30% but greater than or equal to 25% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased eight hundredths of one percent (0.08%).

(ix)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 25% but greater than or equal to 20% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased nine hundredths of one percent (0.09%).

(x)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 20% but greater than or equal to 15% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased one tenth of one percent (0.10%).

(xi)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 15% but greater than or equal to 10% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased eleven hundredths  of one percent (0.11%).

(xii)           If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 10% but greater than or equal to 5% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased twelve hundredths  of one percent (0.12%).

(xiii)                      If Borrowers deliver to Lender on or prior to the 60th Day Acceptable Tenant Estoppel Letters from tenants leasing less than 5% of the leased square footage of the Property as of the Closing Date, the Applicable Interest Rate shall be increased thirteen hundredths  of one percent (0.13%).

(b)         Subordination and Attornment.  Lender shall have received appropriate instruments acceptable to Lender subordinating such Leases designated by Lender to the Mortgage.  Lender shall have received an agreement to attorn to Lender satisfactory to Lender from any tenant under a Lease that does not provide for such attornment by its terms.

IV.           REPRESENTATIONS AND WARRANTIES

Section 4.1                                Borrowers Representations .  Borrowers represent and warrant as of the date hereof and as of the Closing Date that:

4.1.1               Organization.  Borrowers has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Each Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations.  Each Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of such Borrower is the ownership, management and operation of its Property.  The ownership interests of each Borrower are as set forth on the organizational chart attached hereto as Schedule III with respect to both current ownership and subsequent ownership following the transfer contemplated under the Exchange Escrow Agreement.

4.1.2               Proceedings.  Each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of each Borrower and constitute legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3               No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Borrower pursuant to the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, partnership agreement, management agreement or other agreement or instrument to which such

Borrower is a party or by which any of such Borrower's property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over such Borrower or any of such Borrower's properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by such Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4               Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the best knowledge of Borrowers threatened against or affecting either Borrower, Principal, Guarantor or either Property, which actions, suits or proceedings, if determined against such Borrower, Principal, Guarantor or either Property, might materially adversely affect the condition (financial or otherwise) or business of such Borrower, Principal, Guarantor or the condition or ownership of such Property.

4.1.5               Agreements.  Neither Borrower is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to materially and adversely affect such Borrower or its Property, or such Borrower's business, properties or assets, operations or condition, financial or otherwise, except for the Permitted Encumbrances or as otherwise disclosed to Lender on Schedule IV.  To Borrowers' knowledge, neither Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Borrower or its Property is bound.  Neither Borrower has any material financial obligation under any indenture, mortgage, deed of trust, deed to secure debt, loan agreement or other agreement or instrument to which such Borrower is a party or by which such Borrower or its Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of its Property as permitted pursuant to clause (t) of the definition of "Special Purpose Entity" set forth in Section 1.1 hereof, (b) obligations under the Loan Documents, and (c) obligations under Permitted Encumbrances or under other agreements identified on Schedule IV.

4.1.6               Title.  Each Borrower has good, marketable and insurable fee simple title to the real property comprising part of its Property and good title to the balance of its Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower's ability to repay the Loan.  The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by the applicable Borrower (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan

Documents and the Liens created by the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Property which are or could reasonably be expected to become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7               Solvency.  Neither Borrower has (a) entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) each Borrower has received reasonably equivalent value in exchange for its obligations under such Loan Documents.  The fair saleable value of each Borrower's assets exceeds and will, immediately following the making of the Loan, exceed such Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of each Borrower's assets is and will, immediately following the making of the Loan, be greater than such Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Each Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Each Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower).  No petition in bankruptcy has been filed against either Borrower or any constituent Person, and neither any Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither any Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of either Borrower's assets or properties, and Borrowers have no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8               Full and Accurate Disclosure.  No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact relating to either Borrower or either Property presently known to either Borrower which has not been disclosed to Lender which adversely affects, nor as far as either Borrower can reasonably foresee, might adversely affect such Borrower's ability to satisfy its obligations under the Loan Documents.

4.1.9               No Plan Assets.  Neither Borrower is an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of either Borrower constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) neither Borrower is a "governmental plan" within the meaning of Section 3(32) of ERISA and (b) transactions by or with either Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10               Compliance.  Borrowers and the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws.  Neither Borrower has received written notice of, and is otherwise aware of, any default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by either Borrower or, to Borrower's knowledge, any other Person in occupancy of or involved with the operation or use of either Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against either Property or any part thereof or any monies paid in performance of either Borrower's obligations under any of the Loan Documents.

4.1.11               Financial Information.  All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by or on behalf of Borrowers to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of each Property as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Except for Permitted Encumbrances, Borrowers do not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to such Borrower and reasonably likely to have a materially adverse effect on its Property or the operation thereof as office buildings, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of either Borrower from that set forth in said financial statements.

4.1.12               Condemnation.  No Condemnation or other proceeding has been commenced or, to Borrowers' knowledge, is threatened or contemplated with respect to all or any portion of either Property or for the relocation of roadways providing access to either Property.

4.1.13               Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14               Utilities and Public Access.  Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of each Property are located either in the public right-of-way abutting each Property (which are connected so as to serve such

Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the Title Insurance Policy.  All roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15               Not a Foreign Person.  Neither Borrower is a "foreign person" within the meaning of §1445(f)(3) of the Code.

4.1.16               Separate Lots.  Each Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Property.

4.1.17               Assessments.  To Borrowers' knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting either Property, nor are there any contemplated improvements to such Property that may result in such special or other assessments.

4.1.18               Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrowers, Principal, or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors' rights and the enforcement of debtors' obligations), and Borrowers, Principal and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19               No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20               Insurance.  Each Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made under any such Policies, neither Borrower nor any Affiliate of Borrower has done, by act or omission, anything which would impair the coverage of any such Policies, nor, to Borrowers' knowledge, has any other Person, including Borrowers have done, by act or omission, anything which would impair the coverage of the Properties under any such Policies.

4.1.21               Use of Property.  Each Property is used exclusively as office buildings and other appurtenant and related uses.

4.1.22               Certificate of Occupancy; Licenses.  All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Property as office buildings (collectively, the "Licenses"), have been obtained and are in full force and effect.  Borrowers shall keep and maintain all Licenses necessary for the operation of each Property as office buildings.  The use being made of each Property is in conformity with the existing certificates of occupancy issued for such Property.

4.1.23               Flood Zone.  None of the Improvements on either Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24               Physical Condition.  Except as disclosed otherwise in the Physical Conditions Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower's knowledge and except as otherwise identified in the Physical Conditions Report, there exists no structural or other material defects or damages in such Property, whether latent or otherwise, and neither Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in either Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25               Boundaries.  All of the improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon either Property, and no easements or other encumbrances upon either Property encroach upon any of the improvements, so as to affect the value or marketability of such Property except in each case the Permitted Encumbrances.

4.1.26               Leases.  Each Property is not subject to any Leases other than the Leases described in Schedule II attached hereto; Schedule II affixed hereto is a true correct and complete rent roll for the Property.  Each Borrower, as applicable, is the owner and lessor of landlord's interest in the Leases.  No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases (or subleases disclosed in Schedule IV).  The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.  No Rent has been paid more than one (1) month in advance of its due date, except as disclosed in Schedule IV.  All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant, except as disclosed in Schedule IV.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.  To Borrower's knowledge, no tenant listed on Schedule IV has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises, except in each case as disclosed in Schedule IV.  No tenant under any Lease (including any sublease) has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements, except as disclosed in Schedule IV.

4.1.27               Survey.  The Surveys for each Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and, to each Borrower's knowledge, does not fail to reflect any material matter affecting each Property or the title thereto.

4.1.28               Existence; Principal Place of Business; State of Organization.  Each Borrower's exact legal name is correctly set forth in the introductory paragraph of this Agreement.  Each Borrower is an organization of the type specified in the introductory paragraph of this Agreement.  Borrower's principal place of business and chief executive office as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  Borrower is organized under the laws of the state of Delaware.  The 1920 Main Borrower's organizational identification number, if any, assigned by the state of its incorporation or organization is 4304038.  The 2010 Main Borrower's organizational identification number assigned by the state of its organization is 4304044.

4.1.29               Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrowers shall have been paid as of or immediately following the funding of the Loan.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, shall have been paid as of or immediately following the funding of the Loan, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors' rights and the enforcement of debtors' obligations.

4.1.30               Special Purpose Entity/Separateness.  (a) Until the Debt has been paid in full, Borrowers hereby represent, warrant and covenant that each Borrower is, shall be and shall continue to be a Special Purpose Entity.

(b)         The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)         All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects.  Each Borrower has complied and will comply with, and Principal has complied and each Borrower will cause Principal to comply with, all of the assumptions made with respect to Borrower and Principal in the Insolvency Opinion.  In addition, each Borrower covenants and agrees with Lender that (i) any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents, including in particular any non-consolidation opinion delivered in connection with the transfer of the membership interests in Borrower to Principal pursuant to the Exchange Escrow Agreement (an "Additional Insolvency Opinion"), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, (ii) each Borrower will have complied and will comply with all of the assumptions made with respect to such Borrower and Principal in any Additional Insolvency Opinion, and (iii) each entity other than Borrowers and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

4.1.31               Management Agreement.  The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32               Illegal Activity.  No portion of either Property has been or will be purchased with proceeds of any illegal activity.

4.1.33               No Change in Facts or Circumstances; Disclosure.  All information submitted by Borrowers to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrowers in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrowers.  Borrowers have disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34               Investment Company Act.  Neither Borrower is (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35               Prohibited Person.  At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrowers, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Borrowers, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law; (b) no Prohibited Person has any interest of any nature whatsoever in

Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrowers, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrowers, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; (d) none of the Borrowers, Principal or Guarantor or any of their Affiliates, to Borrowers' knowledge after due inquiry, have conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and (e) none of the Borrowers, Principal or Guarantor is a Prohibited Person or has been convicted or a felony or a crime which if prosecuted under the laws of the United States of America would be a felony; provided, however, to the extent any representation contained in this Section 4.1.35 relates to NSHE, such representation is made to the best knowledge of Borrower..

4.1.36               Cash Management Account.  (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York or the State of California, as applicable) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrowers  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrowers have not sold or otherwise conveyed the Lockbox Account and Cash Management Account;

(b)         Each of the Lockbox Account and Cash Management Account constitute "deposit accounts" within the meaning of the Uniform Commercial Code of the State of State of New York;

(c)         Pursuant and subject to the terms hereof, and the terms of any additional agreements among Lender, Borrowers and Lockbox Bank, the Lockbox Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrowers, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d)         The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

Section 4.2                                Survival of Representations .  Borrowers agree that all of the representations and warranties of Borrowers set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrowers (other than any contingent liabilities that survive the repayment of the Debt).  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrowers shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.           BORROWER COVENANTS

Section 5.1                                Affirmative Covenants .  From the date hereof and until payment and performance in full of all obligations of Borrowers under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrowers hereby covenant and agree with Lender that:

5.1.1               Existence; Compliance with Legal Requirements.  Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to each Borrower and either Property, including without limitation, Prescribed Laws.  Each Borrower shall not commit and each Borrower shall not permit any other Person in occupancy of or involved with the operation or use of either Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against either Property or any part thereof or any monies paid in performance of Borrowers' obligations under any of the Loan Documents.  Each Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Each Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property, as applicable, in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage.  Each Borrower shall keep the Property, as applicable, insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.  Each Borrower shall operate the Property, as applicable, in accordance with the terms and provisions of the O&M Program in all material respects.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to such Borrower or its Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither of the Property nor any parts thereof or interests therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) such Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (f) such proceeding shall suspend the enforcement of the contested Legal Requirement against such Borrower and its Property; and (g) such Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security, as necessary to cause compliance with such Legal

Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or such Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2               Taxes and Other Charges.  Each Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against its Property or any part thereof as the same become due and payable; provided, however, each Borrower's obligation to directly pay Taxes shall be suspended for so long as such Borrower complies with the terms and provisions of Section 7.2 hereof.  Each Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than five (5) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid.  Each Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, each Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof.  Neither Borrower shall suffer and each Borrower shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, as applicable, and shall promptly pay for all utility services provided to its Property.  After prior notice to Lender, each Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, Other Charges or Lien, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Properties nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) such Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from such Property; and (g) such Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or such Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3               Litigation.  Each Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower's knowledge, threatened against such Borrower, Principal and Guarantor which might materially adversely affect such Borrower's, Principal's or Guarantor's condition (financial or otherwise) or business or its Property.

5.1.4               Access to Property.  Each Borrower shall permit agents, representatives and employees of Lender to inspect its Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5               Notice of Default.  Each Borrower shall promptly advise Lender of any material adverse change in Borrower's, Principal's or Guarantor's condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which such Borrower has knowledge.

5.1.6               Cooperate in Legal Proceedings.  Each Borrower shall cooperate fully with Lender with respect to any proceedings (other than those brought by Lender against Borrower or any Affiliate of Borrower) before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7               Perform Loan Documents.  Each Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, such Borrower.

5.1.8               Award and Insurance Benefits.  Each Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with its respective Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys' fees and disbursements, and the payment by such Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting such Property or any part thereof) out of such Insurance Proceeds.

5.1.9               Further Assurances.  Borrower shall, at it's sole cost and expense:

(a)         furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by such Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)         execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrowers under the Loan Documents, as Lender may reasonably require; and

(c)         do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10               Mortgage Taxes.  Each Borrower represents that it has paid, or will pay as of or immediately following the funding of the Loan, all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.

5.1.11               Financial Reporting.  (a) Each Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of such Borrower and all items of income and expense in connection with the operation of its Property.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of each Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  After the occurrence of an Event of Default, each Borrower shall pay any costs and expenses incurred by Lender to examine such Borrower's accounting records with respect to its Property, as Lender shall determine to be necessary or appropriate in the protection of Lender's interest.

(b)         Each Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of such Borrower, a complete copy of Maguire Properties, Inc.'s such annual financial statements audited by a "Big Four" accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) (the "Parent Financials") together with certified financial statements relating to the Borrower covering the Property for such Fiscal Year and containing statements of profit and loss for such Borrower and such Property and a balance sheet for such Borrower, the contents of which are consistent with the Parent Financials.  Such statements shall set forth the financial condition and the results of operations for the Property, as applicable, for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses.  Each Borrower's annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer's Certificate certifying that each schedule related to each Borrower of annual financial statement is true, accurate, correct and complete and presents fairly the financial condition and the results of operations of such Borrower and the applicable Property has been prepared in accordance with GAAP, (iii) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, (iv) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (v) a schedule reconciling Net Operating Income to Net Cash Flow (the "Net Cash Flow Schedule"), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow, and (vi)  together with such annual financial statements, each Borrower shall furnish to Lender an Officer's Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)         For the month of May 2007 and the first twelve complete calendar months following the Closing Date, each Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month the following items, accompanied by an Officer's Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of such Borrower and its Property (subject to normal year-end adjustments):  (i) a rent roll for the subject month; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Rollover Reserve Fund or the Replacement Reserve Fund), and, upon reasonable Lender's request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; (iii) a calculation reflecting the Debt Service Coverage Ratio for the period from May 1, 2007 through the last day of such month; and (iv) a Net Cash Flow Schedule.  In addition, such Officer's Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.  Notwithstanding the foregoing, in the event of the Securitization of the Loan by Lender, Borrower will not be required to furnish the material described in this clause (c) for any month after the month in which the closing of the Securitization occurs.  Following the date that is twelve (12) months after the Closing Date and until the Maturity Date of the Loan, Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter all of the items in (i) and (ii) above for the subject calendar quarter in the same manner as provided in this subsection.

(d)         Buyer shall submit to Lender within sixty (60) days after the Closing Date an Annual Budget for the partial year commencing on the date hereof, in form reasonably satisfactory to Lender, which will supersede the interim annual budget delivered pursuant to Section 3.1.7 hereof; for each Fiscal Year thereafter, each Borrower shall submit to Lender an Annual Budget not later than forty-five (45) days prior to the commencement of such Fiscal Year in form reasonably satisfactory to Lender.  At all times following the occurrence of an Event of Default (without regard to whether subsequently cured by either Borrower), the Annual Budget shall be subject to Lender's reasonable approval (each such Annual Budget, an "Approved Annual Budget").  In the event that Lender objects to a proposed Annual Budget submitted by such Borrower which requires the approval of Lender hereunder, Lender shall advise such Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to such Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to such Borrower a reasonably detailed description of such objections) and such Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(e)         In the event that, either Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each an "Extraordinary Expense"), then such Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender's approval.

(f)         If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that either Borrower alone or either Borrower and one or more Affiliates of either Borrower collectively, or either Property alone or either Property and either Related Property collectively, will be a Significant Obligor, such Borrower shall furnish to Lender promptly upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of such Borrower and (C) not later than seventy-five (75) days after the end of each Fiscal Year of such Borrower; provided, however, that such Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an "Exchange Act Filing") is not required.  If requested by Lender, each Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property, as applicable, if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(g)         All financial data and financial statements provided by each Borrower hereunder pursuant to Section 5.1.11(f) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements.  All financial statements referred to in Section 5.1.11(f) hereof shall be audited by independent accountants of each Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as "experts" in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided.  All financial data and financial statements (audited or unaudited) provided by each Borrower under Section 5.1.11(f) hereof shall be accompanied by an Officer's Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(g).

(h)         If requested by Lender, each Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(i)         If Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 5.1.11(g) hereof, Lender may request, and each Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

(j)          Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of each Borrower's data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).  Each Borrower agrees that Lender may disclose information regarding its Property and such Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12               Business and Operations.  Each Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of its Property.  Each

Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of its Property.

5.1.13               Title to the Property.  Each Borrower will warrant and defend (a) the title to its Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Each Borrower shall reimburse Lender for any losses, costs, actual damages or expenses (including reasonable attorneys' fees and court costs) incurred by Lender if an interest in its Property, other than as permitted hereunder, is claimed by another Person.

5.1.14               Costs of Enforcement.  In the event (a) that either Mortgage is foreclosed in whole or in part or that such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to such Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of either Borrower, as applicable, or any of its constituent Persons or an assignment by such Borrower or any of its constituent Persons for the benefit of its creditors, either Borrower, its successors or assigns, as applicable, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys' fees and costs, incurred by Lender or such Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15               Estoppel Statement.  (a) After request by Lender, each Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and (vii) that Borrowers, Principal and Guarantor have complied and are continuing to comply with Section 4.1.35 hereof.

(b)         Each Borrower shall use commercially reasonably good faith efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.16               Loan Proceeds.  Each Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17               Performance by Borrowers.  Each Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, such Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, such Borrower without the prior consent of Lender.

5.1.18               Confirmation of Representations.  Each Borrower shall deliver, in connection with any Securitization, (a) one or more Officer's Certificates certifying as to the accuracy of all representations made by such Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (except that, if any such representation is no longer accurate, such certificates shall identify with specificity the representation that is no longer accurate and the manner in which it is not accurate), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of such Borrower and Principal as of the date of the Securitization.

5.1.19               No Joint Assessment.  Neither Borrower shall suffer, permit or initiate the joint assessment of the Property, as applicable, (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20               Leasing Matters.

(a)         Any Leases with respect to either Property executed after the date hereof, for more than 25,000 square feet (a "Major Lease") shall be approved by Lender, which approval shall not be unreasonably withheld.  Upon request, each Borrower shall furnish Lender with executed copies of all Leases.  All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates.  All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender's rights under the Loan Documents.  All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage, as applicable, and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.  Each Borrower (a) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (b) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of its Property, as applicable, involved except that no early termination by such Borrower or acceptance of early surrender by a tenant of any Lease (or early surrender of any portion of the Property covered by any Lease) shall be permitted unless by reason of a bona fide tenant default and then only in a commercially reasonable manner to preserve and protect such Property; provided, however, that no such early termination or surrender of any Major Lease (or of any portion of the Property covered by any Major Lease) will be permitted without the consent of Lender; (c) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (d) shall not execute any other assignment of lessor's interest in the Leases or the Rents (except as contemplated by the Loan Documents); (e) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (f) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.  Notwithstanding anything to the contrary contained herein, each Borrower shall not enter into a lease of all or substantially all of its Property without Lender's prior consent.

(b)         Notwithstanding anything to the contrary contained in this Section 5.1.20:

(i)           whenever Lender's approval or consent is required pursuant to the provisions of this Section 5.1.20, Borrowers shall have the right to submit a term sheet of such transaction to Lender for Lender's approval, such approval not to be unreasonably withheld or delayed.  Any such term sheet submitted to Lender shall set forth all material terms of the proposed transaction, including identity of tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrowers.  Lender shall use good faith efforts to respond within five (5) Business Days after Lender's receipt of Borrowers' written request for approval or consent of such term sheet.  If Lender fails to respond to such request within five (5) Business Days, and Borrowers send a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters "REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN TWO BUSINESS DAYS", Lender shall be deemed to have approved or consented to such term sheet if Lender fails to respond to such second written request before the expiration of such two (2) Business Day period;

(ii)           whenever Lender's approval or consent is required pursuant to the provisions of this Section 5.1.20 for any matter with respect to which Lender has not previously approved a term sheet pursuant to Section 5.1.20(b)(i) above, Lender shall use good faith efforts to respond within five (5) Business Days after Lender's receipt of Borrowers' written request for such approval or consent.  If Lender fails to respond to such request within five (5) Business Days, and Borrowers send a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters "REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN TWO BUSINESS DAYS", Lender shall be deemed to have approved or consented to such matter if Lender fails to respond to such second written request before the expiration of such two (2) Business Day period;

(iii)           whenever Lender's approval or consent is required pursuant to the provisions of this Section 5.1.20 for any matter with respect to which Lender has previously approved or is deemed to have approved a term sheet pursuant to Section 5.1.20(b)(i) above, Lender shall use good faith efforts to respond within five (5) Business Days after Lender's receipt of Borrower's written request for such approval or consent.  If Lender fails to respond to such request within five (5) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters "REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN TWO BUSINESS DAYS", Lender shall be deemed to have approved or consented to such matter if Lender fails to respond to such second written request before the expiration of such two (2) Business Day period, provided that there have been no material deviations from the term sheet and that the aggregate economics of the transaction are no less favorable to Borrower than as set forth in the term sheet; and

(iv)           in the event that Lender shall have approved (or be deemed to have approved) a term sheet submitted by Borrowers with respect to a certain Lease, Lender shall not withhold its approval or consent with respect to such Lease on the basis of any provisions of such Lease dealing with the items contained in the approved term sheet.

(c)         Borrowers hereby grant Lender a security interest in all of Borrowers' right, title and interest in any security deposits under Leases held by Borrowers including any letters of credit, and Borrowers agree upon an Event of Default to transfer all letters of credit to Lender and to arrange for Lender to have the independent right and authority on behalf of landlord to draw on such letters of credit upon the terms and conditions thereof.

5.1.21               Alterations.  Each Borrower shall obtain Lender's prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Lender's consent shall not be required in connection with any alterations, the aggregate cost of which does not exceed One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) (the "Threshold Amount"), or (b) are performed in connection with the Restoration of the each Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement.  If the total unpaid amounts due and payable with respect to alterations to the Improvements at either Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Threshold Amount, each Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower's obligations under the Loan Documents any of the following:  (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than "A-1+" if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on either Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22               Operation of Property.  (a) Each Borrower shall cause its Property to be operated, in all material respects, in accordance with the Management Agreement, as applicable, (or Replacement Management Agreement, as applicable).  In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender's consent to any termination or modification of such Management Agreement in accordance with the terms and provisions of this Agreement), such Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)         Each Borrower shall:  (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement, as applicable, and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under such Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under such Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under such Management Agreement, in a commercially reasonable manner.

5.1.23               Development and Implementation of Operations and Maintenance Program.  No later that the 60th Day, each Borrower hereby covenants to prepare, or cause to be prepared, an operations and maintenance program (the "O&M Program") for the Property, as applicable, pursuant to the Operations and Maintenance Agreement.

Section 5.2                                Negative Covenants .  From the date hereof until payment and performance in full of all obligations of each Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, each Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1               Operation of Property.  (a) Borrowers shall not, without Lender's prior consent (which consent shall not be unreasonably withheld):  (i) surrender, terminate or cancel the Management Agreement, as applicable; provided, that Borrowers may, without Lender's consent, replace Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement which with respect to the management fees payable thereunder shall in no event, whether payable to an Affiliate or non-Affiliate of Borrowers or whether payable under one or more agreements, exceed in the aggregate four percent (4%) of Gross Income from Operations; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b)         Following the occurrence and during the continuance of an Event of Default, Borrowers shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement, as applicable, without the prior consent of Lender, which consent may be withheld in Lender's sole discretion.

5.2.2               Liens.  Borrowers shall not create, incur, assume or suffer to exist any Lien on any portion of their Property or permit any such action to be taken, except:

(a)         Permitted Encumbrances;

(b)         Liens created by or permitted pursuant to the Loan Documents; and

(c)         Liens for Taxes or Other Charges not yet due.

5.2.3               Dissolution.  Each Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of its Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of limited partnership of the Principal, in each case, without obtaining the prior consent of Lender.

5.2.4               Change in Business.  Neither Borrower shall enter into any line of business other than the ownership and operation of its Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5               Debt Cancellation.  Neither Borrower shall cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrowers' business.

5.2.6               Zoning.  Neither Borrower shall initiate or consent to any zoning reclassification of any portion of its Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of its Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7               Indebtedness.  Neither Borrower shall incur any additional Indebtedness without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld; other than the additional Indebtedness expressly permitted in clause (t) in the definition of Special Purpose Entity.

5.2.8               Principal Place of Business and Organization.  Neither Borrower shall change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice.  Neither Borrower shall change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld.  Upon Lender's request, each Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender's security interest in its Property as a result of such change of principal place of business or place of organization.

5.2.9               ERISA.  (a) Neither Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)         Each Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) such Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) such Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)           Equity interests in such Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)           Less than twenty-five percent (25%) of each outstanding class of equity interests in such Borrower is held by "benefit plan investors" within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C)           Such Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10               Transfers.  (a) Each Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if either Borrower is a trust) beneficial owners in owning and operating properties such as the Property, as applicable, in agreeing to make the Loan, and will continue to rely on such Borrower's ownership of its Property as a means of maintaining the value of such Property as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents.  Each Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should such Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property, as applicable,.

(b)         Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, neither Borrower shall, and neither Borrower shall permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, grant a security interest in, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a "Transfer"), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20.

(c)         A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein such Borrower agrees to sell its Property or any part thereof for a price to be paid in installments; (ii) an agreement by such Borrower leasing all or a substantial part of its Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, such Borrower's right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation's stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)         Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer:  (i) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such Sale or Pledge shall result in the change of voting control in the Restricted Party, and as a condition to each such Sale or Pledge, Lender shall receive not less than thirty (30) days prior notice of such proposed Sale or Pledge, (ii) the Sale or Pledge, in one or a series of transactions, of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such Sale or Pledge shall result in the change of voting control in the Restricted Party, (iii) the Sale or Pledge of stock in Maguire Properties, Inc. (the "Traded Entity"), provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange, or any Sale or Pledge or other transaction that would otherwise constitute a transfer hereunder with respect to a Person in its capacity solely as the holder of Traded Equity (and in no other capacity), and (iv) the adjustment of partnership units held by partners in Principal to reflect redemptions pertaining to the limited partner interests in Principal.  In addition, at all times, Maguire Properties, Inc. must continue to, directly or indirectly,  control (subject only to customary reservations of rights in favor of other partners or members to approve the sale and/or refinancing of all or substantially all of the entity's assets and other major decisions) Borrowers, Guarantor and Affiliated Manager and own, directly or indirectly, at least a 51% interest in Borrower, Guarantor and Affiliated Manager.

(e)         Lender shall not withhold its consent to a Transfer of either Property to a Permitted Transferee (including, without limitation, an Affiliate of Borrower that is a Permitted Transferee) provided that (i) no Event of Default shall have occurred and remain uncured; (ii) the Permitted Transferee shall have executed and delivered to Lender a modification of the terms hereof, the Note, the Mortgage or the other Loan Documents in form and substance acceptable to Lender; (iii) the Permitted Transferee shall have executed and delivered to Lender an assumption of this Agreement, the Note, the Mortgage and the other Loan Documents as so modified by the Permitted Transferee in form and substance acceptable to Lender, evidencing such Permitted Transferee's agreement to abide and be bound by the terms of the Note, this Agreement and the other Loan Documents, subject to the provisions of Section 10.4 hereof; (iv) Lender shall have received payment of all of out-of-pocket fees and expenses incurred in connection with such transfer including, without limitation, all of Lender's out-of-pocket expenses in connection with the approval of such transfer, the cost of any third party reports, reasonable legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (v) Lender shall have received payment of a non-refundable $5,000 application fee; (vi) Lender shall have received payment of an assumption fee (the "Assumption Fee") equal to 0.50% of the Outstanding Principal Balance on the date of such transfer or assumption for any transfer or assumption of the Loan, provided however, that the Assumption Fee shall not be applicable to the first transfer or assumption following the Closing Date; (vii) the Permitted Transferee shall have delivered to Lender a nonconsolidation opinion reflecting the proposed transfer satisfactory in form and substance to Lender, in its sole discretion, and, in the case of an Transfer to a non-Institutional Investor, the Rating Agencies in their sole discretion; (viii) Lender shall have received satisfactory evidence of the Permitted Transferee's continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (ix) Lender shall have received satisfactory evidence that the single purpose nature and bankruptcy remoteness of the Permitted Transferee, and as applicable, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; (x) prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender (and, upon the effective date of such assumption or replacement guaranty, the Guarantor will be released); and (xi) if required by Lender, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; provided that notwithstanding the foregoing, no such Rating Agency confirmation shall be required in connection with a Transfer to an Institutional Investor.

(f)         Lender shall not withhold its consent to a Transfer of the membership interests in Borrowers by NSHE to Principal, provided that (i) no Event of Default shall have occurred and remain uncured; (ii) the following documents are delivered to Lender pursuant to the Qualified Exchange Accommodation Agreement: (A) an assumption and acknowledgement of this Agreement, the Note, the Mortgage and the other Loan Documents evidencing Principal's agreement to cause Borrowers to abide and be bound by the terms of the Note, this Agreement and the other Loan Documents, (B) a joinder of Guarantor affirming that the Guaranty and the Environmental Indemnity remain in full force and effect, (C) an Officer's Certificate confirming that neither Borrower nor Lender is in default of any of its obligations under any of the Loan Documents and that no defenses, offsets or counterclaims exist under the Loan Documents, (D) Lender shall have received payment of all of fees and expenses incurred in connection with such transfer including, without limitation, all of Lender's out-of-pocket expenses in connection with the review and/or approval of such transfer, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (E) an Additional Insolvency Opinion, in form and substance reasonably satisfactory to Lender and the Rating Agencies, if facts or circumstances stated or assumed in the Insolvency Opinion have changed so that the facts stated and/or assumptions made therein are no longer correct); (F) Lender shall have received satisfactory evidence of each Borrower's continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (G) Lender shall have received satisfactory evidence that the single purpose nature and bankruptcy remoteness of the Borrowers, and as applicable, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; and (H) if required by Lender due to changes in facts and circumstances, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization.

(g)         Lender hereby consents to a pledge of the direct or indirect interests in Principal or in another Person(s) owning a direct or indirect interest in either Borrower (it being understood that pledges of direct interests in either Borrower shall not be permitted), provided that the following conditions are satisfied (i) such pledge is made to an Institutional Investor, including an Institutional Investor acting as agent for a group of lenders, that is not an Affiliate of Principal or Guarantor; (ii) Principal or such other Person(s) whose interests are pledged owns substantial assets in addition to its direct or indirect equity interests in either Borrower; and (iii) any such consent will apply only to the making of such pledge in Principal or such other Person(s) and the acceptance thereof by such Institutional Investor, including an Institutional Investor acting as agent for a group of lenders, and whatever rights such Institutional Investor may have in connection with such pledge, including but not limited to the right to foreclose on, or otherwise take action on, the pledged interests, will remain subject to the provisions of Section 5.2.10 of this Agreement.

(h)         Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the

Obligations immediately due and payable upon a transfer without Lender's consent.  This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer of the Property.

VI.           INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1                                Insurance .  (a) Each Borrower shall obtain and maintain, or cause to be maintained, insurance for such Borrower and its Property providing at least the following coverages:

(i)           comprehensive all risk insurance on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the "Full Replacement Cost," which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Twenty Five Thousand and No/100 Dollars ($25,000) for all non-catastrophic perils; and (D) containing an "Ordinance or Law Coverage" or "Enforcement" endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses in amounts satisfactory to Lender.  In addition, Borrower shall obtain:  (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated "special flood hazard area", flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require and providing for no deductible in excess of One Hundred Thousand and No/100 Dollars unless a higher minimum amount is required by applicable law; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender, in the event the Probable Maximum Loss ("PML") calculated for the Property is 20% or greater earthquake insurance shall be subject to a maximum deductible of 5% of the total insured value; and (z) windstorm insurance in form and substance satisfactory to Lender in the event windstorm coverage is excepted from the all risk insurance, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 6.1;

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called "occurrence" form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an "Aggregate Per Location" endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available; commercial general liability insurance is subject to a $100,000 deductible per occurrence;

(iii)           business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for above; and (C) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower's reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period.  Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender's sole discretion to (1) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (2) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Loan Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)           at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for above written in a so-called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to this Section 6.1, and (3) with an agreed amount endorsement waiving co-insurance provisions;

(v)           if each Property includes commercial property, worker's compensation insurance with respect to any employees of each Borrower, as required by any Governmental Authority or Legal Requirement;

(vi)           comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)           umbrella liability insurance in an amount not less than Seventy-Five Million and No/100 Dollars ($75,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii)                      motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(ix)           if either Property is or becomes a legal "non-conforming" use, ordinance or law coverage and insurance coverage to compensate for the loss of the undamaged portion of the Property, the cost of demolition or rebuilding of the undamaged portion of such Property and the increased cost of construction in amounts as requested by Lender;

(x)           the commercial property general liability and business income insurance required under Sections 6.1(a)(i), (ii) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrowers shall maintain commercial property general liability and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii) and (iii) above at all times during the term of the Loan; provided, however, Borrowers shall not be required to incur a cost for such terrorism coverage that is in excess of one hundred and fifty percent (150%) of the aggregate premiums for all insurance coverages required pursuant to this Agreement (the "Terrorism Insurance Cap").  In the event that the annual premium for terrorism coverage in an amount equal to the "Full Replacement Cost" coverage exceeds the Terrorism Insurance Cap, Borrower shall be required to maintain as much terrorism coverage as is available for a premium equal to the Terrorism Insurance Cap; and

(xi)           upon sixty (60) days' notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)         All insurance provided for in this Section 6.1 shall be obtained under valid and enforceable policies (collectively, the "Policies" or in the singular, the "Policy"), and shall be subject to the approval of Lender, in its reasonable discretion, as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of "A" or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody's if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency.  If any line of coverage is provided by four or fewer insurance companies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability of "A" or better by S&P, with no carrier below "BBB" by S&P.  If any line of coverage is provided by five or more insurance companies, then at least 60% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability of "A" or better by S&P, with no carrier below "BBB" by S&P.  The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as Mortgagee and Loss Payee.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (or financing thereof) (the "Insurance Premiums"), shall be delivered by Borrowers to Lender.

(c)         Provided that the Property, as applicable, is owned by each Borrower or a Permitted Transferee that is an Affiliate of each Borrower, the Policies may be part of a blanket policy covering the Maguire Properties, Inc. portfolio, provided that any such blanket policy shall provide not less than $1,000,000,000 of coverage, and otherwise satisfies the requirements of this Section 6.1.  Any blanket insurance Policy shall specifically allocate to each Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Property in compliance with the provisions of Section 6.1(a).

(d)         The general liability policy provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name each Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)         All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i)           no act or negligence of either Borrower, or anyone acting for either Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)           the Policies shall not canceled without at least thirty (30) days' notice to Lender and any other party named therein as an additional insured; and

(iii)           Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)         If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrowers, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2                                Casualty .  If either Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a "Casualty"), Borrower, as applicable, shall give prompt notice of such damage to Lender if the amount of the loss is greater than $500,000 and, without regard to the amount of the loss, Borrower shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender if the cost of completing the restoration is greater than the Threshold Amount, and otherwise in accordance with Section 6.4.  Such Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by such Borrower.  In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3                                Condemnation .  Each Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and such Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Such Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), each Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If either Property or any portion thereof is taken by a condemning authority, Borrower, as applicable, shall promptly commence and diligently prosecute the Restoration of its Property and otherwise comply with the provisions of Section 6.4.  If either Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4                                Restoration .  The following provisions shall apply in connection with the Restoration:

(a)         If the Net Proceeds shall be less than the Threshold Amount and the costs of completing the Restoration shall be less than the Threshold Amount,

the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)         If the Net Proceeds are equal to or greater than the Threshold Amount, or the costs of completing the Restoration is equal to or greater than the Threshold Amount, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4.  The term "Net Proceeds" for purposes of this Section 6.4 shall mean:  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same ("Insurance Proceeds"), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same ("Condemnation Proceeds"), whichever the case may be.

(i)           The Net Proceeds shall be made available to the applicable Borrower for Restoration upon the approval of Lender in its sole discretion that the following conditions are met:

(A)           no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the applicable Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting such Property is taken, and such land is located along the perimeter or periphery of such Property, and no portion of the Improvements is located on such land;

(C)           Leases demising in the aggregate a percentage amount equal to or greater than ninety percent (90%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense;

(D)           Borrower, as applicable, shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)           Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the applicable Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G)           the applicable Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)           the Restoration shall be done and completed by such Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)           such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(J)           the Debt Service Coverage Ratio for the affected Property, after giving effect to the Restoration, shall be equal to or greater than 1.60 to 1.0;

(K)           the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than 85 percent (85%), but in no event greater than the Loan to Value Ratio existing at the Closing Date;

(L)           such Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by such Borrower's architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and

(M)           the Net Proceeds together with any cash or cash equivalent deposited by such Borrower with Lender are sufficient in Lender's discretion to cover the cost of the Restoration.

(ii)           The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, such Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed in connection with the then-requested disbursements and all previous disbursements (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic's or materialman's liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)           All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the "Casualty Consultant").  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant's fees, shall be paid by such Borrower.

(iv)           In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term "Casualty Retainage" shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of applicable Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor's, subcontractor's or materialman's contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, such Borrower shall deposit the deficiency (the "Net Proceeds Deficiency") with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to such Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c)         All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower, as applicable, for such purposes as Lender shall approve, in its discretion.

(d)         In the event of foreclosure of the Mortgage, or other transfer of title to the Property or Properties, as applicable, in extinguishment in whole or in part of the Debt all right, title and interest of Borrower, as applicable, in and to the Policies that are not blanket Policies then in force concerning its respective Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VII.           RESERVE FUNDS

Section 7.1                                Intentionally Omitted .

Section 7.2                                Tax and Insurance Escrow Fund .

7.2.1               In General.  Each Borrower shall pay to Lender on each Payment Date (a) one-twelfth (1/12) of the Taxes applicable to its Property that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) subject to the provisions of Section 7.2.2, one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the "Tax and Insurance Escrow Fund").  The Tax and Insurance Escrow Fund and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by each Borrower to Lender.  Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by each Borrower pursuant to Section 5.1.2 hereof and under the Mortgage (or to Regular Payments (as defined below) and to the annual Deposit (as defined below) payable to the financing company under any Blanket Insurance Premium Financing Arrangement (as defined below), if applicable).  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to each Borrower, as applicable, or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to each Borrower, as applicable,.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify the Borrower, as applicable, of such determination and such Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

7.2.2               Blanket Insurance and Premium Financing.  For so long as a Blanket Insurance Premium Financing Arrangement (as hereafter defined) remains in effect, in lieu of the amount of the Insurance Premiums to be paid by Borrower to Lender pursuant to clause (b) of Section 7.2.1, each Borrower shall pay to Lender the Financing Installment (as hereafter defined).  As used herein, the term "Blanket Insurance Premium Financing Arrangement" means the arrangement with one or more finance companies for the financing of certain blanket insurance policies maintained by such Borrower under a Property Insurance Sharing Agreement among Borrowers and certain of its affiliates.  Each year, each Borrower pays to such finance companies such Borrower's allocable share of the annual initial deposit (the "Deposit") and such Borrower's allocable share of ten (10) regular monthly payments (the "Regular Payments") due for each blanket policy.  The term "Financing Installment" as used herein means 1/12th of the aggregate of the Deposit and the Regular Payments for each annual period, as such amounts may be adjusted as hereinafter set forth.  Not less than twenty (20) days prior to each renewal date of each blanket policy, each Borrower will provide Lender in writing the estimated premium for such blanket policy for the following renewal period, and not less than ten (10) days after the renewal date, each Borrower will provide Lender in writing the actual amount of such premium.  Each Borrower will also notify Lender in writing within ten (10) days after any change in the amounts allocated to the Property under the Blanket Insurance Premium Financing Arrangement or any other change in premiums or amounts due from such Borrower under the Blanket Insurance Premium Financing Arrangement.  Thereafter, the "Financing Installment" shall be adjusted as reasonably determined by Lender.  In addition, each Borrower shall pay to Lender pursuant to this paragraph such amounts so that Lender is at all times holding a reserve sufficient to pay any Regular Payment or any Deposit which may be due within the one (1) month period after the date of determination of the required reserve amount.  In the event of any material change in the Blanket Insurance Premium Financing Arrangement, the foregoing provisions shall be modified as reasonably determined by Lender in order to carry out the intent and purposes thereof.

7.2.3               Initial Blanket Insurance Premium Deposit.  For the period from the Closing Date through June 27, 2007, the Properties will be covered by a blanket insurance policy as described above, but instead of participating in the Blanket Insurance Premium Financing Arrangement, each Borrower, as applicable, will pay its allocable share of the premium in a single installment, due approximately 30 days after the Closing Date.  Each Borrower's allocable share of the annual premium for the blanket policy for the period from the Closing Date through June 27, 2007 is $121,151.  In addition to the amounts required pursuant to Section 7.2.1, each Borrower will deposit $777,369 in the Tax and Insurance Escrow Fund on the Closing Date; each Borrower will notify Lender in writing at least ten days in advance of the date when such premium is due, whereupon Lender will apply such amount to the payment of Borrower's allocable share of the blanket policy premium.  On the Payment Date in June 2007, Borrower will pay to Lender for deposit in the Tax and Insurance Escrow Fund (in addition to the amounts required pursuant to Section 7.2.1) the sum of $278,424 per month.

7.2.4               Blanket Insurance Premium Financing Arrangement.  Each Borrower intends to participate in the Blanket Insurance Premium Financing Arrangement beginning with the twelve month period that begins on June 27th  of any year and ends on or about the following June 27th (such 12 month period, an "Insurance Year").  Without limiting the generality of anything contained in Section 7.2.2 above, on the Payment Date in June, and on the first Payment Date in each succeeding Insurance Year in which each Borrower participates in a Blanket Insurance Premium Financing Arrangement, such Borrower will pay to Lender for deposit in the Tax and Insurance Escrow Fund an amount equal to the sum of (a) the Financing Installment for the then current Insurance Year, plus (b) the amount, if any, by which (i) the aggregate amount deposited in the Tax and Insurance Escrow Fund on the three most recent Payment Dates is less than (ii) three times the amount of the Financing Installment for the then current Insurance Year, and on the next eleven succeeding Payment Dates each Borrower will pay to Lender for deposit in the Tax and Insurance Escrow Fund the amount of the then-applicable Financing Installment.

Section 7.3                                Replacements and Replacement Reserve .

7.3.1               Replacement Reserve Fund.  From and after the occurrence of an Event of Default (whether or not such Event of Default is cured), each Borrower shall pay to Lender on each Payment Date the applicable Replacement Reserve Monthly Deposit, which is the amount reasonably estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the "Replacements").  Amounts so deposited shall hereinafter be referred to as Borrowers' "Replacement Reserve Fund" and the account in which such amounts are held shall hereinafter be referred to as Borrowers' "Replacement Reserve Account".  Notwithstanding the foregoing, Lender shall not require Borrowers' payment of the Replacement Reserve Monthly Deposit unless and until an Event of Default occurs.

7.3.2               Disbursements from Replacement Reserve Account.  Lender shall make disbursements from the Replacement Reserve Fund as requested by Borrowers, and approved by Lender in its reasonable discretion, no more frequently than once in any thirty (30) day period of no less than $5,000.00 upon delivery by Borrowers of Lender's standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $50,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment.  Lender may require an inspection of the Property at Borrowers' expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $50,000.00 for which reimbursement is sought.

7.3.3               Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4                                Rollover Reserve .

7.4.1               Deposits to Rollover Reserve Fund.  On the Closing Date, Borrowers shall deposit with Lender the sum of Nine Million Nine Hundred Seventy Thousand Dollars ($9,970,000) (the "Initial Rollover Reserve Deposit"), and Borrowers shall pay to Lender on each Payment Date after the second anniversary of the Closing Date the applicable Rollover Reserve Monthly Deposit, which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof.  In addition, Borrowers shall pay to Lender for deposit with Lender all funds received by Borrowers in connection with any cancellation, termination or surrender of any Lease, including, but not limited to, any surrender or cancellation fees, early termination fees, buy-out fees, or reimbursements for tenant improvements and leasing commissions.  All such amounts so deposited shall hereinafter be referred to as the "Rollover Reserve Fund" and the account to which such amounts are held shall hereinafter be referred to as the "Rollover Reserve Account".

7.4.2               Withdrawal of Rollover Reserve Funds.  Lender shall make disbursements from the Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrowers.  All such expenses shall be approved by Lender in its reasonable discretion.  Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrowers of Lender's standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $50,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment.  Lender may require an inspection of the Property at Borrowers' expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $50,000.00 for which reimbursement is sought.

Section 7.5                                Reserve Funds, Generally .

(a)         Borrowers grant to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.  Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.  The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b)         Neither Borrower shall, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c)         The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender.  All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.  Borrowers shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable federal, state and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing.  Borrowers, as applicable, shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds.  No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.5.  Borrowers shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments.  Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by the Borrowers promptly on demand by Lender.  Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d)         Each Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established.  Each Borrower shall assign to Lender all rights and claims such Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

VIII.                      DEFAULTS

Section 8.1                                Event of Default .  (a) Each of the following events shall constitute an event of default hereunder (an "Event of Default"):

(i)           if any portion of the Debt is not paid when due;

(ii)           if any of the Taxes or Other Charges are not paid after the date on which the same are due and payable (and, in the case of Other Charges, such non-payment results in a lien against the Property);

(iii)           if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request and such failure to deliver certified copies is not cured within fifteen (15) days after written notice from Borrower to Lender;

(iv)           if either Borrower Transfers or otherwise encumbers any portion of its Property without Lender's prior consent in violation of the provisions of this Agreement or Article 6 of the Mortgage;

(v)           if any representation or warranty made by Borrowers herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi)           if either Borrower, Principal or any Guarantor shall make an assignment for the benefit of creditors;

(vii)           if a receiver, liquidator or trustee shall be appointed for either Borrower, Principal or Guarantor, or if either Borrower, Principal or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, either Borrower, Principal or Guarantor, or if any proceeding for the dissolution or liquidation of either Borrower, Principal or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower, Principal or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii)                      if either Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)           if either Borrower breaches any of its respective negative covenants contained in Section 5.2.1, 5.2.2, 5.2.5, or 5.2.9(b), and such breach is not cured within fifteen (15) days after written notice to Borrower from Lender, or if Borrower breaches any other negative covenant contained in Section 5.2 or any covenant contained in Section 4.1.30 hereof;

(x)           with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if either Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi)           if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii)           if a material default by either Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) and a Replacement Management Agreement with a Qualified Manager has not been entered into within thirty (30) days after such termination or cancellation;

(xiii)                      if there shall be default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to either Borrower, as applicable, or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xiv)                      if either Borrower fails to deliver the Rollover Reserve Monthly Deposit as and when required by Section 7.4.1;

(xv)           if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiv) above, for ten (10) days after notice to Borrowers from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrowers shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such non-monetary Default, such additional period not to exceed ninety (90) days.

(b)         Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2                                Remedies .  (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any "one action" or "election of remedies" law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)         Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the "Severed Loan Documents") in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Each Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, such Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to such Borrower by Lender of Lender's intent to exercise its rights under such power.  Except as may be required in connection with a securitization pursuant to Section 9.1 hereof, (i) each Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by such Borrower only as of the Closing Date.

(c)         The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against each Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender's rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to either Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by such Borrower or to impair any remedy, right or power consequent thereon.

(d)         The rights and remedies of Lender set forth in this Section 8.2 are subject to the provisions of Section 9.4 hereof.

IX.           SPECIAL PROVISIONS

Section 9.1                                Sale of Notes and Securitization .  Borrowers acknowledge and agree that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the "Securities") secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a "Securitization").  At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrowers shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a)         provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b)         assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by either Borrower, the Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c)         deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, the Borrowers, the Principal and their respective Affiliates and the Loan Documents, and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(d)         if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(e)         make such representations and warranties as of the closing date of the Securitization with respect to the Properties, Borrower,s the Principal and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(f)         execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note may have a different interest rate or rates, but shall have the same weighted average coupon as the original note), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan, provided, however, that nothing contained in this Section 9.1(f) shall result in any economic or other material adverse change in the transaction contemplated by this Agreement or the other Loan Documents (unless Borrowers are made whole by the holder of the Note) or result in any operational changes that are unduly burdensome to the Properties or Borrowers.

(g)         if requested by Lender, review any information regarding the Properties, Borrowers, Principal, Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(h)         supply to Lender such documentation, financial statements and reports in form and substance reasonably required in order to comply with any applicable securities laws.

All reasonable third party costs and expenses incurred by Borrowers in connection with Borrowers' complying with requests made under this Section 9.1 shall be paid by Borrowers; provided, however, Borrowers shall not be required to expend more than $50,000.00 to comply with this Section 9.1 (expressly excluding any compliance obligations in Section 9.1.2 below).

9.1.2               Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, Borrowers covenant and agree that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more mezzanine loans (each, a "Mezzanine Loan"), to establish different interest rates and to reallocate principal balances of each of the Loan and any Mezzanine Loan(s) amongst each other and to reallocate the interest rate among the Loan and any Mezzanine Loan(s) and to require the payment of the Loan and any Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) in no event shall the weighted average interest rate of the Loan and any Mezzanine Loan(s) at any time, other than following an event of default, following any such reallocation or modification change from the weighted average interest rate for all in effect immediately preceding such reallocation, modification or creation of any Mezzanine Loan(s), and (ii) such Mezzanine Loan(s) will not materially increase Borrowers’ obligations and liabilities under the Loan Documents or materially decrease the rights of Borrowers under the Loan Documents (other than, in each case, administratively or in a de minimus respect).  Borrowers shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Borrowers, Lender and the Rating Agencies, including, without limitation, in connection with the creation of any Mezzanine Loan, a promissory note and loan documents necessary to evidence such Mezzanine Loan, and Borrowers shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such Mezzanine Loan all of which shall be on substantially the same terms and conditions as the Loan Documents.  In addition, Borrowers shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any Mezzanine Loan (each, a "Mezzanine Borrower") and the applicable organizational documents of Borrowers shall be amended and modified as necessary or required in the formation of any Mezzanine Borrower.  Further, in connection with any Mezzanine Loan, Borrowers shall deliver to Lender (i) opinions of legal counsel, in substantially the same form as were delivered in connection with the Loan, with respect to due execution, authority and enforceability of the Mezzanine Loan and the Loan Documents, as amended and an Additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion with respect to any Mezzanine Loan; (ii) UCC-9 insurance policies for the Mezzanine Loan; and (iii) a mezzanine endorsement to the Title Insurance Policy, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.

All reasonable third party costs and expenses incurred by Borrower or Lender in connection with Borrower's complying with requests made under this Section 9.1.2 shall be paid by Borrower.

9.1.3               Re-Dating. In connection with a Securitization or other sale of all or a portion of the Loan, Lender shall have the right to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc) under the Loan Documents, by up to ten (10) days (such action and all related action is a "Re-Dating") provided that, in the event that Lender modifies the payment date, the new payment date shall not be sooner than the fifth day of the month.  Borrowers shall cooperate with Lender to implement any Re-Dating.  If Borrowers fail to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as Borrowers’ attorney in fact to execute any and all documents necessary to accomplish the Re-Dating.

Section 9.2                                Securitization Indemnification .  (a) Each Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, each Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)         The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled "Risk Factors," "Special Considerations," "Description of the Mortgages," "Description of the Mortgage Loans and Mortgaged Property," "The Manager," "The Borrower" and "Certain Legal Aspects of the Mortgage Loan," provided to Borrowers or their representatives and (B) such sections and such other information in the Disclosure Documents provided to such Borrowers or their representatives (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrowers, Manager, Guarantor and/or the Loan) (collectively with the Provided Information, the "Covered Disclosure Information") do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, Credit Suisse (whether or not it is Lender), any Affiliate of Credit Suisse that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Credit Suisse that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "Indemnified Persons"), for any losses, claims, actual damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations (collectively, the "Liabilities")) to which any such Indemnified Person may become subject to the extent the Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities.  Such indemnity agreement will be in addition to any liability which Borrower may otherwise have.  Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c)         In connection with filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject to the extent the Liabilities arise out of or are based upon any untrue statement of any material fact in the Covered Disclosure Information, or the omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d)         Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2.  If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person.  After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any reasonable legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons.  The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel's fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person.  No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e)         Without the prior consent of Credit Suisse (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Credit Suisse reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings.  As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(f)         The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient:  (i) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations.  Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g)         The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings.  The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h)         The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i)         Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3                                Intentionally Omitted .

Section 9.4                                Exculpation .  (a)  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrowers to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against such Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against each Borrower only to the extent of such Borrower's interest in its Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgage or the other Loan Documents.  The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name either Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against either Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against either Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of either Borrower, by money judgment or otherwise, to the extent of any loss, actual damage, cost, expense, liability, claim or other obligation incurred by Lender (including reasonable attorneys' fees and costs reasonably incurred) arising out of or in connection with the following:

(i)           fraud or intentional misrepresentation by either Borrower or any Guarantor in connection with the Loan;

(ii)           the gross negligence or willful misconduct of either Borrower;

(iii)           the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning Environmental Laws (as defined in the Environmental Indemnity), Hazardous Substances (as defined in the Environmental Indemnity) and asbestos and any indemnification of Lender with respect thereto in either document;

(iv)           the removal or disposal of any portion of the applicable Property after an Event of Default;

(v)           the misappropriation or conversion by either Borrower of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents collected following an Event of Default and not applied toward the payment of the Debt, or (D) any Rents paid more than one (1) month in advance;

(vi)           failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Properties;

(vii)           damage to either Property arising from the intentional misconduct or gross negligence of Borrowers, Guarantor, or any of their principals, officers, agents or employees;

(viii)                      the failure to deliver to Lender any letter of credit delivered to and held by Borrowers in lieu of a cash deposit and to arrange for Lender to have the independent right and authority to draw on such letter of credit as required under Section 5.1.21(d) hereof or the failure to deliver to Lender any security deposits, advance deposits or any other deposits collected with respect to the Properties upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix)           all claims raised by tenants in any Tenant Estoppel Letters received by Borrower and delivered to Lender as required in Section 3.2 herein; and

(x)           failure of Borrower to deposit into the Cash Management Account or the Rollover Reserve Account any amounts required to be deposited therein by Section 7.4.5.

(b)         Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to either Borrower (1) in the event of:  (a) such Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) Borrower, Guarantor, or any Affiliate or agent of either of them, soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or directly or indirectly supporting any such involuntary petition; (c) such Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Borrower or any portion of its Property; (e) such Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (2) if the first Monthly Debt Service Payment Amount is not paid when due; (3) if such Borrower fails to maintain its status as a Single Purpose Entity as required by, and in accordance with, the terms and provisions of this Agreement; (4) if Borrower fails to obtain Lender's prior consent to any Indebtedness or voluntary Lien encumbering the Property, as applicable, as required by this Agreement or the Mortgage; or (5) if such Borrower fails to obtain Lender's prior consent to any Transfer as required by this Agreement or the Mortgage.

(c)         Notwithstanding any provisions of this Agreement or any other Loan Document to the contrary, National Safe Harbor Exchanges, a California corporation ("NSHE"), is acting as an exchange accommodation titleholder in connection with a like-kind exchange under IRC Section 1031 and Revenue Procedure 2000-37 for the benefit of Principal.  As an accommodation party the general credit of NSHE is not obligated or available for the payment of the indebtedness evidenced and secured by the Loan Documents. Lender will not look to NSHE or NSHE’s directors, officers, and employees with respect to the indebtedness evidenced by the Loan Documents or any covenant, stipulation promise, indemnity, agreement or obligation contained herein. In enforcing its rights and remedies under the Loan Documents, the Lender will look solely to the Property, the Borrower and/or the Guarantor for the payment of the indebtedness evidenced and secured by the Loan Documents and for the performance of the provisions thereof. The Lender will not seek a deficiency or other money judgment against NSHE or NSHE’s member’s directors, officers, and employees and will not institute any separate action against NSHE by reason of any default that may occur in the performance of any of the terms and conditions of the Loan Documents between Borrower and Lender. This Agreement on the part of the Lender shall not be construed in any way so as to affect or impair the lien of the Loan Documents or the Lender’s right to foreclose hereunder as provided by law or to limit or restrict any of the rights or remedies of the Lender in any foreclosure proceedings or other enforcement of payment of the indebtedness secured hereby out of and from the security given therefore, or to limit or restrict the right of Lender to pursue any actions or remedies against Borrower and/or Guarantor, subject to the provisions this Section 9.4.  For so long as NSHE owns any membership interest in Borrower, NSHE shall be a Restricted Party hereunder;  provided, however, the provisions of Section 5.2.10(b)(ii) or (c)(iii) will not apply to NSHE.  NSHE shall not resign as exchange accommodation titleholder or otherwise transfer its membership interest in Borrower to any Person other than Principal without the prior written consent of Lender, which consent will not be unreasonably withheld in connection with any transfer by NSHE to another nationally-recognized exchange accommodator that agrees to take title to the membership interest subject to the Qualified Exchange Accommodation Agreement and the documents delivered in connection therewith, provided an Additional Insolvency Opinion acceptable to Lender is delivered.

Section 9.5                                Servicer .  At the option of Lender, the Loan may be serviced by a servicer/trustee (the "Servicer") selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the "Servicing Agreement") between Lender and Servicer.  Borrowers shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrowers shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

X.           MISCELLANEOUS

Section 10.1                                Survival .  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2                                Lender's Discretion .  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3                                Governing Law.

(A)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF REMEDIES WITH RESPECT TO, THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (UNLESS SPECIFICALLY SET FORTH THEREIN) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTIES ARE LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS AS SET FORTH ABOVE) GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS.  THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR EITHER BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER'S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWERS WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWERS DO HEREBY DESIGNATE AND APPOINT:

MAGUIRE PROPERTIES, L.P.

1733 OCEAN AVENUE, SUITE 400

SANTA MONICA, CALIFORNIA  90401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO EITHER BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWERS (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE AT THE ADDRESS SET FORTH ABOVE OR IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4                                Modification, Waiver in Writing .  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrowers, shall entitle Borrowers to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5                                Delay Not a Waiver .  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6                                Notices .  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Attention: Edmund Taylor
Facsimile No. (212) 325-8106
with a copy to:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Legal and Compliance Department
Attention: Casey McCutcheon
Facsimile No. (212) 325-8282
with a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Andrew J. Dady, Esq.
Facsimile No. (212) 593-5955
If to Borrowers:	Maguire Properties - 1920 Main Plaza, LLC
c/o Maguire Properties, L.P.
1733 Ocean Avenue, Suite 400
Santa Monica, California 90401
Attention: Mark Lammas and Paul Rutter
Facsimile No. (213) 533-5198 and (310) 857-1192
Maguire Properties - 2010 Main Plaza, LLC
c/o Maguire Properties, L.P.
1733 Ocean Avenue, Suite 400
Santa Monica, California 90401

Attention: Mark Lammas and Paul Rutter
Facsimile No. (213) 533-5198 and (310) 857-1192
With a copy to:	Gibson, Dunn & Crutcher LLP
4 Park Plaza, Suite 1700
Irvine, California 92614
Attention: Teresa J. Farrell, Esq.
Facsimile No. (949) 475-4634

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender's receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7                                Trial by Jury .

BORROWERS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE BORROWERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF THE LENDER AND EACH OF THE BORROWERS IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8                                Headings .  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9                                Severability .  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10                                Preferences .  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by either Borrower to any portion of the obligations of such Borrower hereunder.  To the extent Borrowers make a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11                                Waiver of Notice .  Borrowers hereby expressly waives, and shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which the Borrower are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12                                Remedies of Borrowers .  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrowers agree that neither Lender nor its agents shall be liable for any monetary damages, and Borrowers' sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13                                Expenses; Indemnity .  Except as otherwise provided in this Agreement, (a) each Borrower covenants and agrees to pay or, if such Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for such Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) such Borrower's ongoing performance of and compliance with such Borrower's respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender's ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrowers' compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting such Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from such Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings; provided, however, that each Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender, or, except as otherwise set forth in Section 9.2, costs or expenses incurred by Lender in connection with a Securitization.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.

(b)         Each Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, actual damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by such Borrower of its obligations under, or any material misrepresentation by such Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan (iii) any bodily injury or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever or asserted against Lender or any Borrower on account of any act performed or omitted to be performed hereunder by such Borrower or on account of any transaction arising out of or in any way connected with the Property, or with this Agreement or any of the indebtedness evidenced by the Note, or (iv) any other matter arising from this Agreement or the Loan (collectively, the "Indemnified Liabilities"); provided, however, that each Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c)         If Borrower requests any amendment, modification, or other action requiring Lender's consent or approval, each Borrower covenants and agrees to pay for or, if such Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14                                Schedules Incorporated .  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15                                Offsets, Counterclaims and Defenses .  Any assignee of Lender's interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrowers may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrowers in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.

Section 10.16                                No Joint Venture or Partnership; No Third Party Beneficiaries .  (a) Borrowers and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrowers and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)         This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrowers and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17                                Publicity .  All news releases, publicity or advertising by Borrowers or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Credit Suisse, or any of their Affiliates shall be subject to the prior approval of Lender, except to the extent such release, publicity or advertising is required by securities laws, or is substantially similar to any release, publicity or advertising required by securities laws.

Section 10.18                                Waiver of Marshalling of Assets .  To the fullest extent permitted by law, Borrowers, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrowers, Borrowers' partners and others with interests in Borrowers, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.

Section 10.19                                Waiver of Counterclaim .  Borrowers hereby waive the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20                                Conflict; Construction of Documents; Reliance .  In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrowers acknowledge that, with respect to the Loan, Borrowers shall rely solely on their own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrowers, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender's exercise of any such rights or remedies.  Borrowers acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrowers or their Affiliates.

Section 10.21                                Brokers and Financial Advisors .  Eastdil Secured Capital, having its offices at 11150 Santa Monica Boulevard, Suite 1400, Los Angeles, California  90025 ("Broker") has acted as a finder or broker in the proposed transaction, and may be paid a brokerage fee by Borrowers upon funding of the Loan pursuant to an agreement with Borrowers.  Borrowers agree to be responsible for all fees and compensation payable to Broker, and hereby represent that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Broker.  Lender is authorized by Borrowers to pay the brokerage fee to Broker on Borrowers' behalf out of any application, commitment or rate lock fees deposited by Borrower with Lender, or out of Loan proceeds at the Closing.  Borrowers hereby agree to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender's reasonable attorneys' fees and expenses) in any way relating to or arising from a claim by Broker, or by any other person or entity claiming to have acted on behalf of Borrowers in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22                                Prior Agreements .  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the terms set forth in any term sheet or commitment letter related to the transactions contemplated hereby, whether or not executed, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23                                Counterparts .  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.24                                Joint and Several .  The obligations and liabilities of each Borrower under this Agreement and the other Loan Documents shall be joint and several.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS: MAGUIRE PROPERTIES - 1920 MAIN PLAZA, LLC, a Delaware limited liability company By: /s/ PAUL S. RUTTER Name: Paul S. Rutter Title: Authorized Officer

MAGUIRE PROPERTIES - 2010 MAIN PLAZA, LLC, a Delaware limited liability company By: /s/ PAUL S. RUTTER Name: Paul S. Rutter Title: Authorized Officer

LENDER: COLUMN FINANCIAL, INC., a Delaware corporation By: /s/ PRISCILLA HORNING Name: Priscilla Horning Title: Vice President